7897269 v13 Execution Version RESEARCH COLLABORATION AND LICENCE AGREEMENT by and between ORCHARD THERAPEUTICS (EUROPE) LIMITED and PHARMING TECHNOLOGIES B.V. Dated as of 1 July 2021

7897269 v13 1 THIS RESEARCH COLLABORATION AND LICENCE AGREEMENT is made and entered into effective as of 1 July 2021 (the “Effective Date”) by and between (1) ORCHARD THERAPEUTICS (EUROPE) LIMITED, a company organized under the laws of England and Wales, and with its office at 108 Cannon Street, London EC4A 6EU (“Orchard”), and (2) PHARMING TECHNOLOGIES B.V, a company organized under the laws of the Netherlands with its office at Darwinweg 24, 2333 CR Leiden, The Netherlands (“Pharming”). Orchard and Pharming are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. BACKGROUND (A) Orchard is a global, commercial stage biopharmaceutical company developing innovative gene therapies and owns or Controls certain intellectual property rights with respect to the research and development of haematopoietic stem cell lentivirus-mediated gene therapy. (B) Pharming is a global, commercial stage biopharmaceutical company developing innovative protein replacement therapies and precision medicines for the treatment of rare diseases and unmet medical needs. (C) The Parties have agreed to collaborate to research, develop, and manufacture an ex vivo autologous haematopoietic stem cell lentivirus-mediated gene therapy, which Pharming will commercialise, all as further set out herein. NOW, THEREFORE, in consideration of the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

7897269 v13 2 ARTICLE 1 DEFINITIONS As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the meanings set out below: 1.1 “Acceptance of a Drug Approval Application by the FDA” as used in Section 9.3.1 (Development Milestone Payments) means a determination by the FDA that the Drug Approval Application is sufficiently complete to permit a substantive review (consistent with the definition in 21 C.F.R. § 314.101(a) of the “filing” of an NDA). 1.2 “Accounting Standards” means, with respect to each Party, International Financial Reporting Standards (IFRS). 1.3 “Additional Competitive Program” means both (i) any Competitive Program, and/or (ii) the research, development, promotion, regulatory approval or commercialisation of any haematopoietic stem cell gene therapy product. 1.4 “Affiliate” means, with respect to a Party or other Person, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party or such other Person. For the purposes of this definition, “control” and, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”, means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). 1.5 “Agreement” means this agreement and all schedules, appendices and other addenda attached hereto as any of the foregoing may be amended in accordance with the provisions of this Agreement. 1.6 “Alliance Manager” has the meaning set forth in Section 2.10.

7897269 v13 3 1.7 “Annual Net Sales” means the total Net Sales of the Licensed Product in a particular Year or, with respect to the Year that includes the First Commercial Sale, the period beginning on such date of First Commercial Sale through to the end of the Year in which such First Commercial Sale occurred. 1.8 “Anti-Corruption Laws” has the meaning set forth in Section 13.3.4. 1.9 “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Governmental Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder. 1.10 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Amsterdam, The Netherlands, New York, the United States of America, and London, England are open for business. 1.11 “Centralized Approval Procedure” means the procedure through which an MAA filed with the EMA results in a single marketing authorization valid throughout the European Union. 1.12 “Change of Control” means, with respect to a Party: (a) a transaction in which such Party (or a Holding Company of such Party) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b) (i) a transaction in which such Party (or a Holding Company of such Party) merges or consolidates with any other Person (other than a wholly-owned subsidiary of such Party or a Holding Company of such Party), or (ii) any other transaction or series of transactions; in each case of clause (i) or (ii), in consequence of which any Person and/or any group of Persons acting in concert (as such expression is defined in the Code) acquires a Controlling Interest in such Party (or in a Holding Company of such Party). For the purposes of Sections 1.12 or 1.107, the following capitalized terms shall have the meanings set out below:

7897269 v13 4 “Code” means the UK City Code on Takeovers and Mergers; “Controlling Interest” means an interest in shares giving to the holder or holders the power to secure (a) by means of the holding of shares or the possession of voting power in relation to that or any other body corporate and/or (b) as a result of any powers conferred by the articles of association or other document regulating that or any other body corporate (i) the election of a majority of the members of the company’s board of directors or similar governing body and/or (ii) that the affairs of the company are conducted in accordance with such holder or holder’s wishes; and “Holding Company” has the meaning given to “holding company” in section 1159 of the Companies Act 2006. 1.13 “Claims” has the meaning set forth in Section 14.1. 1.14 “Clinical Development Plan” means the plan setting out: (i) the clinical development activities to be performed by or on behalf of Pharming, (ii) the Manufacturing activities and technology and knowledge transfer obligations to be performed by Orchard, and (iii) any relevant development activities with respect to NTCR performed by either Party or both Parties, as such plan is approved by the JSC in accordance with Section 2.2.5, and as amended by the JSC from time to time in accordance with Section 2.2.5. 1.15 “Clinical Studies” means any and all Phase 1 Trials, Phase 2 Trials, Phase 3 Trials, Phase 4 Trials and Pivotal Studies and such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by any applicable Regulatory Authority, to obtain or maintain Regulatory Approvals for the Licensed Product, including such tests or studies that are intended to expand the approved indications for the Licensed Product. 1.16 “Collaboration” means the collaboration between the Parties with respect to the Licensed Products which is the subject matter of this Agreement. 1.17 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of any Licensed Product, including activities related to

7897269 v13 5 marketing, promoting, distributing, importing and exporting such product, and, for the purposes of setting forth the rights and obligations of the Parties under this Agreement, shall be deemed to include conducting medical affairs activities and conducting Phase 4 Trials, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning. 1.18 “Commercially Reasonable Efforts” means: 1.18.1 with respect to a Party’s activities, the carrying out of such activities using efforts and resources that such Party and its Affiliates would typically devote to carrying out such activities, acting in good faith, to products of similar market potential at a similar stage in development or product life, taking into account all scientific, commercial and other factors that such Party and its Affiliates would typically take into account, including (i) [issues of expected and actual cost and time to develop], (ii) the [stage of development], (iii) [efficacy and safety], (iv) actual or anticipated [Regulatory Approval], (v) the expected and actual [labeling], (vi) expected and actual [profitability (including royalties and other payments required hereunder)], (vii) expected and actual [competitiveness of alternative Third Party products (including generic products) in the marketplace], (viii) and the nature and extent of expected and actual [market exclusivity (including patent coverage, proprietary position and Regulatory Exclusivity)], (ix) the expected and actual [reimbursability and pricing] and (x) the expected and actual amounts of [marketing and promotional expenditures required]; provided, that in any event such efforts and resources shall be no less than the efforts used by similarly situated and reputable companies in each Party’s respective industry (taking into account the foregoing scientific, commercial and other factors); and 1.18.2 with respect to an activity that is subcontracted by such Party or any of its Affiliates to a Third Party as permitted hereunder, the exercise of such care

7897269 v13 6 and the dedication of such efforts by such Party or its Affiliate with respect to (a) the selection of such Third Party, (b) the entry into the subcontract with such Third Party (including with respect to the terms thereof), and (c) the management of such subcontract, in each case ((a), (b), and (c)), as are consistent with the standards typically applied by the relevant subcontracting Party and, in any event, such Party shall procure that such Third Party shall perform such subcontracted activities with at least the level of efforts and resources required of such Party as set forth in Section 1.18.1 as if such subcontractor were such Party. 1.19 “Competitive Infringement” has the meaning set forth in Section 11.3.1. 1.20 “Competitive Program” has the meaning set forth in Section 4.1. 1.21 “Conditioning Regimen” means any treatment used to [deplete resident haematopoietic stem cells] in a patient prior to administration of the Licensed Product. 1.22 “Confidential Information” means any Information or data provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including Information relating to the terms of this Agreement, any Licensed Product, any Exploitation of any Licensed Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Pharming Collaboration Know-How and Orchard Collaboration Know-How, as applicable), or the scientific, regulatory, or business affairs or other activities of either Party. Notwithstanding the foregoing, (a) Orchard Background IP, Orchard Collaboration IP, Orchard Conditioning IP and Platform IP will be considered Confidential Information of Orchard, (b) Pharming Background IP, Pharming Collaboration IP and Pharming Conditioning IP will be considered Confidential Information of Pharming, and (c) Joint Collaboration IP and Joint Conditioning IP shall be considered the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto.

7897269 v13 7 1.23 “Control” means, with respect to any item of Information, Know-How, material, Patent, or other property right and a Party or its Affiliates, the possession by such Party or its Affiliates of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue, or otherwise (other than by operation of the licence and other grants in this Agreement), to grant a license, sublicense, or other right to or under such Information, Know-How, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided, however, that, with respect to any of the foregoing that is in-licensed by such Party or its Affiliates from a Third Party, if (a) the grant to the other Party of access to or a license under such item or right and/or (b) the exercise by the other Party of rights under such license, as provided herein, in either case ((a) or (b)), would trigger a payment obligation by a Party to a Third Party, such item or right, as applicable, shall: (A) if such Party is Orchard, only be deemed Controlled by Orchard if: (i) Pharming agrees in writing and executes a mutually acceptable agreement confirming that Pharming shall be responsible for such payment obligations to the extent resulting from such grant of access or license to Pharming and/or such exercise by Pharming of such rights under such license, and any other obligations required by the respective Third Party under the applicable licence agreement between Orchard and such Third Party as a condition of such sublicence; and (ii) solely in the case of any Know-How or Patent that constitutes Manufacturing Process Improvements, to the extent disclosed by Orchard under Section 2.2.7 or otherwise provided or made available by Orchard or its Affiliates for use in the Collaboration; or (B) if such Party is Pharming, shall not be deemed to be Controlled by Pharming such Party or its Affiliates. Notwithstanding the foregoing, neither a Party or its Affiliates will be deemed to “Control” any Information, Know-How, material, Patent or other property right that is owned or controlled by an Affiliate of such Party that was not an Affiliate of such Party immediately prior to a Change of Control of such Party: (1) prior to such Change of Control, that is not generated through the use or incorporation of such Party’s or any of its Affiliates’ (who was an Affiliate of such Party prior to such Change of Control) material, Know-How or Patent Rights or through the Exploitation of the Licensed Product or (2) after such Change of Control of such Party, to the extent generated without

7897269 v13 8 using or incorporating any of the Orchard Background IP, Pharming Background IP, Orchard Collaboration IP, Joint Collaboration IP, Pharming Collaboration IP, Orchard Conditioning IP, Joint Conditioning IP and Pharming Conditioning IP and to the extent generated through activities that do not involve the Exploitation of the Licensed Product. 1.24 “Costs” means all: (a) out-of-pocket costs and expenses and (b) FTE Costs. 1.25 “Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that, in the absence of ownership of or a licence under such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more issued Valid Claims of such Patent, or, as to a pending claim included in such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe such Patent if such pending claim were to issue in an issued patent. 1.26 “Development” means all activities related to the clinical development of the Licensed Product conducted on or after the filing of a first IND in respect thereof, including, without limitation, testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development. For purposes of clarity, Development shall include any submissions (and activities required in support thereof) required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Licensed Product. 1.27 “Development Milestone Payments” has the meaning set forth in Section 9.3.1. 1.28 “Development Milestones” has the meaning set forth in Section 9.3.1. 1.29 “Dispute” has the meaning set forth in Section 16.8(a).

7897269 v13 9 1.30 “Distributor” has the meaning set forth in Section 3.4. 1.31 “Dollars” or “$” means United States Dollars. 1.32 “Drug Approval Application” means (a) a New Drug Application, submitted to the FDA pursuant to Section 505 of the Federal Food, Drug, and Cosmetic Act and 21 CFR § 314.50 (“NDA”); (b) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act and the regulations promulgated thereunder (“BLA”); (c) an application for authorization to market and/or sell a biological or pharmaceutical product submitted to a Regulatory Authority in any country or jurisdiction other than the United States (“MAA”), including, with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the Centralized Approval Procedure; or (d) with respect to any biological or pharmaceutical product for which a NDA, BLA or MAA has been approved by the applicable Regulatory Authority, an application to supplement, amend or vary such NDA, BLA or MAA. 1.33 “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto. 1.34 “Election Notice” has the meaning set forth in Section 15.6.2. 1.35 “EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function. 1.36 “European Union” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto. 1.37 “Exploit” or “Exploitation” means to make, have made, import, have imported, export, have exported, use, have used, sell, have sold, offer for sale, or have offered for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

7897269 v13 10 1.38 “FDA” means the United States Food and Drug Administration and any successor agency or authority having substantially the same function. 1.39 “Field” means any and all uses in humans, including the diagnosis, prophylaxis, treatment, palliation or cure of any human indication. 1.40 “First Commercial Sale” means, with respect to the Licensed Product and a country, the first sale for monetary value, after Regulatory Approval of such Licensed Product in that country, for use or consumption by the end user of the Licensed Product in such country. For the avoidance of doubt any so-called “treatment IND sales”, “named patient sales”, and/or “compassionate use sales” of the Licensed Product in a country following Regulatory Approval of such Licensed Product in such country shall constitute a First Commercial Sale of such Licensed Product in such country. 1.41 “FTE” means the equivalent of the work of one (1) appropriately qualified individual working on a full-time basis in performing work in connection with this Agreement for a twelve (12) month period, consisting of at least a total of [one thousand six hundred eighty (1,680)] hours per Year. 1.42 “FTE Costs” means the internal cost of a Party incurred in the performance of work in connection with this Agreement, being the FTEs incurred by such Party in such performance, multiplied by the FTE Rate. 1.43 “FTE Rate” means, for the period from the Effective Date to 31 December 2021, [three hundred thousand Dollars ($300,000)] per FTE. Thereafter, the FTE Rate shall be [increased or decreased on 1 January] of each Year by [the annual percentage increase or decrease in the UK Consumer Price Inflation published by the UK Office of National Statistics]. 1.44 “Generic Competition” has the meaning set forth in Section 9.5.3(c). 1.45 “Generic Product” means, with respect to a particular Licensed Product (the “Reference Product”) and regulatory jurisdiction, any product that is sold by a Third Party that is not an Affiliate or Sublicensee of Pharming under a Regulatory Approval granted by a

7897269 v13 11 Regulatory Authority in such regulatory jurisdiction to such Third Party and (a) contains the same active ingredient (or any equivalent derivatives) of the Licensed Product, (b) its Regulatory Approval was granted through reference to the Regulatory Approval of the Reference Product, and/or (c) is approved as (i) a ‘biosimilar’ (as defined in the United States under 42 U.S.C. § 262(i)(2)) of the Reference Product, (ii) a “similar biological medicinal product” (in the EU in accordance with Directive 2001/83/EC) with respect to which the Reference Product is the “reference medicinal product,” or (iii) if not in the US or EU, the foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such Reference Product. 1.46 “Government Official” means (a) any Person acting on behalf of a government, government-controlled agency or entity or public international organization, (b) any political party, party official or candidate, (c) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (d) any Person who holds himself out to be the authorized intermediary of any of the foregoing. 1.47 “Governmental Authority” means any court, administrative body, local authority or other governmental or quasi-governmental entity with competent jurisdiction, any supra- national, national, federal, state, municipal, provincial or local governmental, regulatory or administrative authority, agency, commission, court tribunal, arbitral body, self- regulated entity, private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or other governmental entity, including any relevant Regulatory Authority. 1.48 “High Incidence Secondary Indication” means a Secondary Indication in relation to which the Licensed Product has not received orphan drug designation in the United States. 1.49 “IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (e.g., a Clinical Trial

7897269 v13 12 Application), and (c) all supplements, amendments, variations, extensions, and renewals thereof that may be filed with respect to the foregoing. 1.50 “IND Clearance” means, with respect to an IND, the earlier to occur of: (a) receipt by Pharming, any of its Affiliates, or any Sublicensee of written confirmation from a Regulatory Authority that Clinical Studies may commence or be conducted under such IND; or (b) expiration of the applicable waiting period after which Clinical Studies may commence or be conducted under such IND. 1.51 “Indemnitee” has the meaning set forth in Section 14.3. 1.52 “Indemnitor” has the meaning set forth in Section 14.3. 1.53 “Indication” means a disease, disorder, illness, or health condition and all of its associated signs, symptoms, stages, or any progression of the foregoing (including precursor conditions), in each case, for which a separate Pivotal Study is required. 1.54 “Indirect Taxes” has the meaning set forth in Section 10.4.2. 1.55 “Information” means all knowledge of a technical, scientific, business or other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre- clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, or of commercial advantage) in written, electronic, or any other form now known or hereafter developed. 1.56 “Infringement” has the meaning set forth in Section 11.3.1.

7897269 v13 13 1.57 “Initiation” means, with respect to a Clinical Study, the first dosing of a Licensed Product in the first (1st) human subject in such Clinical Study. “Initiated” has a correlative meaning. 1.58 “Joint Collaboration IP” means the Joint Collaboration Patents and Joint Collaboration Know-How. 1.59 “Joint Collaboration Know-How” means any and all Know-How that is created, conceived or developed after the Effective Date jointly by or on behalf of Pharming or its Affiliates on the one hand, and by or on behalf of Orchard or its Affiliates on the other hand, in performing activities under this Agreement, but excluding all Platform Know- How, Orchard Collaboration Know-How, Pharming Collaboration Know-How and Joint Conditioning Know-How. 1.60 “Joint Collaboration Patents” means any and all Patents that Cover any Joint Collaboration Know-How. 1.61 “Joint Conditioning IP” means the Joint Conditioning Know-How and the Joint Conditioning Patents. 1.62 “Joint Conditioning Know-How” means any and all Know-How that is created, conceived or developed after the Effective Date jointly by or on behalf of Pharming or its Affiliates on the one hand, and by or on behalf of Orchard or its Affiliates on the other hand, in performing activities under this Agreement that relates to a Conditioning Regimen, but excluding all Platform Know-How, Orchard Collaboration Know-How, and Pharming Collaboration Know-How. 1.63 “Joint Conditioning Patents” means any and all Patents that Cover any Joint Conditioning Know-How. 1.64 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1. 1.65 “Know-How” means any and all data, results, inventions, methods, processes, practices, trade secrets, techniques, technology, and other proprietary Information, whether patentable or not, but which are not generally known, including discoveries, formulae,

7897269 v13 14 materials (including chemicals), biological materials (including expression constructs, nucleic acid sequences, amino acid sequences, and cell lines), clinical trial and patient selection designs and methodology, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions. 1.66 “Knowledge” means the actual knowledge of Orchard’s Chief Business Officer and General Counsel, without the requirement of conducting any specific enquiry or due diligence. 1.67 “[LCIA ]Rules” has the meaning set forth in Section 16.8(b). 1.68 “Licensed Product” means any ex vivo autologous haematopoietic stem cell lentivirus- mediated gene therapy developed, whether in whole or in part, under this Agreement. 1.69 “Losses” has the meaning set forth in Section 14.1. 1.70 “Low Incidence Secondary Indication” means a Secondary Indication in relation to which the Licensed Product has received orphan drug designation in the United States. 1.71 “Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labelling, shipping, and holding of any molecule, product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre- clinical, clinical and commercial production and analytic development, product characterization, supply chain, stability testing, quality assurance testing and release, and quality control and “Manufactured” and “Manufacturer” have correlative meanings. 1.72 “Manufacturing Process” means all Information pertaining to the Manufacture of the Licensed Product, including the lentiviral vector, manufacturing methods, test methods, specifications, materials, and other procedures, directions and controls associated with the Manufacture of the Licensed Product.

7897269 v13 15 1.73 “Manufacturing Process Improvements” means any Patents or Know-How Controlled by Orchard or its Affiliates, that (a) constitute a modification, enhancement, development or improvement to the Manufacturing Process, (b) are created, conceived or developed independently of the performance of the Agreement at any time during the period from the Effective Date until the first Drug Approval Application in respect of the Licensed Product is submitted anywhere in the Territory, and (c) which Orchard discloses or has an obligation to disclose to Pharming pursuant to Section 2.2.7. 1.74 “[MolMed]” means [AGC Biologics SpA] and its Affiliates. 1.75 “[MolMed] Agreements” means the agreement(s) between Orchard and [MolMed] under which Orchard will arrange for the Manufacture and supply of the Licensed Product from [MolMed] to Orchard as of the Effective Date. 1.76 “Net Sales” means, with respect to the Licensed Product for any period, the [total amounts billed or invoiced] on sales of the Licensed Product during such period by Pharming, its Affiliates, or Sublicensees in the Territory to Third Parties (including to Distributors), in bona fide arm’s length transactions, less the following actually incurred deductions, in each case related specifically to the Licensed Product and not otherwise recovered by or reimbursed to Pharming, its Affiliates, or Sublicensees: (a) [trade, cash and quantity discounts]; (b) [taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced]; (c) [amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions]; (d) [rebates (or their equivalent, including performance rebates), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted to Third Parties (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and managed

7897269 v13 16 care organizations (and other similar entities and institutions)) which effectively reduce the selling price or gross sales of the Licensed Product]; and (e) [freight, insurance, import/export, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced]. Net Sales shall not include [transfers or dispositions for charitable, promotional, pre- clinical, clinical, regulatory, or governmental purposes, provided such transfers or dispositions take place for no consideration]. Net Sales shall include the amount or fair market value of [all other consideration received by Pharming, its Affiliates, or Sublicensees in respect of the Licensed Product, whether such consideration is in cash, payment in kind, exchange, or other form]. Net Sales shall not include [sales between or among Pharming, its Affiliates, or Sublicensees]. Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Pharming, its Affiliates, or Sublicensees, which must be in accordance with Accounting Standards and consistent with the audited net sales reported externally by Pharming. For the purposes of calculating Net Sales, all Net Sales shall be converted into Dollars in accordance with Section 10.3. 1.77 “NTCR” means a [reduced toxicity Conditioning Regimen] that: (a) does not involve the use of [busulfan and/or treosulfan]; and (b) requires no more than [two (2) overnight stays in hospital before hospital discharge and has no known side-effects which impact a recipient’s fertility]. 1.78 “NTCR Activities” means those activities specified in the Pre-Clinical Plan and/or the Clinical Development Plan as NTCR Activities. For the avoidance of doubt, NTCR Activities shall not include any activities that (i) are specific to the Licensed Product, or (ii) which relate to the implementation of the NTCR or any Conditioning Regimen, as opposed to its Development, improvement or enhancement.

7897269 v13 17 1.79 “NTCR Activities Costs” has the meaning set forth in Section 9.2.1(b). 1.80 “NTCR Budget” means the budget for the NTCR Activities set out in the Pre-Clinical Plan and the Clinical Development Plan. 1.81 “Ongoing Clinical Studies” has the meaning set forth in Section 15.6.3. 1.82 “Orchard Background IP” means the Orchard Background Patents and Orchard Background Know-How. 1.83 “Orchard Background Know-How” means any and all Know-How Controlled by Orchard or any of its Affiliates: 1.83.1 on the Effective Date, or at any time during the period from the Effective Date until the first Drug Approval Application in respect of the Licensed Product is submitted anywhere in the Territory, which has been generated otherwise than in the performance of this Agreement, in each case, solely to the extent that such Know-How is (a) actually used by Orchard, its Affiliates or Subcontractors in the performance of its activities under this Agreement, or made available to Pharming or its Affiliates for use in the performance of their activities under this Agreement, and, in the case of any Know-How pertaining to the Manufacture of the Licensed Product, to the extent such Know-How is included in the Manufacturing Process actually used for the Manufacture of the Licensed Product, or (b) without limiting the foregoing, necessary for the performance of Pharming’s obligations under this Agreement or to Exploit any Licensed Product, or 1.83.2 that constitutes Know-How included in any Manufacturing Process Improvements licensed to Pharming pursuant to Section 3.7. 1.84 “Orchard Background Patents” means any and all Patents Controlled by Orchard or any of its Affiliates: 1.84.1 on the Effective Date or at any time during the period from the Effective Date until the first Drug Approval Application in respect of the Licensed Product

7897269 v13 18 is submitted anywhere in the Territory, which become Controlled by Orchard or its Affiliates otherwise than in the performance of this Agreement, in each case, solely to the extent that such Patents are (a) actually used by Orchard, its Affiliates or Subcontractors in the performance of its activities under this Agreement, or licensed to Pharming or its Affiliates for use in the performance of their activities under this Agreement, and, in the case of any Patents pertaining to the Manufacture of the Licensed Product, to the extent such Patents Cover the Manufacturing Process actually used for the Manufacture of the Licensed Product; or (b) without limiting the foregoing, necessary for the performance of Pharming’s obligations under this Agreement or to Exploit any Licensed Product; or 1.84.2 that constitutes Patents included in any Manufacturing Process Improvements licensed to Pharming pursuant to Section 3.7; or 1.84.3 that Cover any Orchard Background Know-How. For the avoidance of doubt, Orchard Background Patents include the Patents set forth on Schedule 1.84 which may be amended in writing from time to time. 1.85 “Orchard CMC Costs” has the meaning set forth in Section 8.1.3. 1.86 “Orchard CMO” means any Third Party contract manufacturing organization engaged by Orchard for the manufacture and supply of the Licensed Product, including the Third Party Manufacturer. As of the Effective Date and without limiting the foregoing, the Orchard CMO is expected to include [MolMed]. 1.87 “Orchard Collaboration IP” means the Orchard Collaboration Patents and Orchard Collaboration Know-How. 1.88 “Orchard Collaboration Know-How” means any and all Know-How that is created, conceived or developed after the Effective Date solely by or on behalf of Orchard or its Affiliates in performing activities under this Agreement, but excluding all Platform Know-How and Orchard Conditioning Know-How.

7897269 v13 19 1.89 “Orchard Collaboration Patents” means any and all Patents Controlled by Orchard or its Affiliates after the Effective Date that Cover any Orchard Collaboration Know-How. 1.90 “Orchard Conditioning IP” means the Orchard Conditioning Patents and Orchard Conditioning Know-How. 1.91 “Orchard Conditioning Know-How” means any and all Know-How that is created, conceived or developed after the Effective Date solely by or on behalf of Orchard or its Affiliates in performing activities under this Agreement relating to a Conditioning Regimen, but excluding all Platform Know-How. 1.92 “Orchard Conditioning Patents” means any Patents that Cover any Orchard Conditioning Know-How. 1.93 “Orchard Decision Matter” has the meaning set forth in Section 2.8.2(a). 1.94 “Orchard Indemnitees” has the meaning set forth in Section 14.1. 1.95 “Orchard Platform Patents” means any and all Platform Patents that Cover any Orchard Collaboration Know-How that is created, conceived or developed solely by or on behalf of Orchard or its Affiliates. 1.96 “Orchard Pre-Clinical Research Costs” has the meaning set forth in Section 9.2.1(a). 1.97 “Patent Challenge” has the meaning set forth in Section 15.4. 1.98 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto, (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms,

7897269 v13 20 including revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications or other patents resulting from post-grant proceedings ((a), (b), and (c)), and (e) any similar patent rights, including so-called pipeline protection or any importation, revalidation, confirmation, or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents. 1.99 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government. 1.100 “Pharming Background IP” means the Pharming Background Patents and Pharming Background Know-How. 1.101 “Pharming Background Know-How” means any and all Know-How Controlled by Pharming or any of its Affiliates as of the Effective Date or during the Term that is developed or invented by or on behalf of Pharming or any of its Affiliates performing activities outside the activities performed under this Agreement. 1.102 “Pharming Background Patents” means any and all Patents Controlled by Pharming or any of its Affiliates on the Effective Date or during the Term that Cover any Pharming Background Know-How. 1.103 “Pharming COC Notification Date” has the meaning set forth in Section 16.4. 1.104 “Pharming Collaboration IP” means the Pharming Collaboration Patents and Pharming Collaboration Know-How. For the avoidance of doubt, the Pharming Collaboration IP excludes the Platform IP. 1.105 “Pharming Collaboration Know-How” means any and all Know-How that is created, conceived or developed after the Effective Date solely by or on behalf of Pharming or its

7897269 v13 21 Affiliates in performing activities under this Agreement, but excluding all Platform Know-How. 1.106 “Pharming Collaboration Patents” means any and all Patents Controlled by Pharming after the Effective Date that Cover any Pharming Collaboration Know-How. 1.107 “Pharming Competitive Acquiror” means any Person acquiring a Controlling Interest in Pharming (or a Holding Company of Pharming) or its property or business pursuant to a Change of Control of Pharming, where, as of the date of such Change of Control, such acquiring Person or any of its Affiliates either: 1.107.1 derives more than [twenty-five percent (25%)] of its gross revenues from ex vivo gene therapy products, or 1.107.2 where [fifty percent (50%)] or more of the publicly disclosed products being developed by such Person or any of its Affiliates are ex-vivo haematopoietic stem cell gene therapy products. 1.108 “Pharming Conditioning IP” means the Pharming Conditioning Patents and Pharming Conditioning Know-How. 1.109 “Pharming Conditioning Know-How” means any and all Know-How that is created, conceived or developed after the Effective Date solely by or on behalf of Pharming or its Affiliates in performing activities under this Agreement relating to a Conditioning Regimen, but excluding all Platform Know-How. 1.110 “Pharming Conditioning Patents” means any Patents that Cover any Pharming Conditioning Know-How. 1.111 “Pharming Indemnitees” has the meaning set forth in Section 14.2. 1.112 “Phase 1 Trial” means a human clinical trial of the Licensed Product that satisfies the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations), regardless of where such clinical trial is conducted.

7897269 v13 22 1.113 “Phase 2 Trial” means a human clinical trial of the Licensed Product that satisfies the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), regardless of where such clinical trial is conducted. 1.114 “Phase 3 Trial” means a human clinical trial of the Licensed Product that satisfies the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations), regardless of where such clinical trial is conducted. 1.115 “Phase 4 Trial” means a human Clinical Study of the Licensed Product conducted after Regulatory Approval of the Licensed Product has been obtained from an appropriate Regulatory Authority, and includes (a) trials conducted voluntarily for enhancing marketing or scientific knowledge of an approved indication and (b) trials conducted after Regulatory Approval due to request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval, including studies conducted in response to a paediatric written request or condition of approval studies. 1.116 “Pivotal Study” means, with respect to the Licensed Product, a Clinical Study that: (a) would satisfy the requirements of a Phase 3 Trial; (b) Pharming designates as a pivotal, or registrational, Clinical Study; or (c) is otherwise designed to generate efficacy data having a nature and quality that will be sufficient to support a Drug Approval Application for the Licensed Product. For clarity, a Pivotal Study described in sub-clause (c) may be any form of Clinical Study; provided, however, that, for any Clinical Study other than a Clinical Study described in sub-clause (a), such Clinical Study shall be deemed a Pivotal Study only: (i) if the applicable Regulatory Authority agrees in writing that such Clinical Study will be deemed a pivotal trial sufficient for obtaining Regulatory Approval of the Licensed Product with no further Clinical Studies being conducted prior to the grant of such Regulatory Approval; or (ii) upon the filing of a Drug Approval Application with the FDA, EMA or any Regulatory Authority in the European Union by Pharming, any of its Affiliates, or any Sublicensee for the Licensed Product based upon the results of such Clinical Study as a pivotal study, in which case, for the avoidance of doubt, such Pivotal Study shall also be deemed to have been Initiated.

7897269 v13 23 1.117 “Platform” means Orchard’s proprietary gene therapy platform existing at the Effective Date and as developed outside of this Agreement, including as described in the Orchard Background IP. 1.118 “Platform IP” means the Platform Patents and Platform Know-How. 1.119 “Platform Know-How” means any and all Know-How that is created, conceived or developed after the Effective Date: (a) by or on behalf of either Party or (b) jointly by or on behalf of Pharming on the one hand, and by or on behalf of Orchard on the other hand, in each case (a) and (b), in performing activities under this Agreement, in each case to the extent such Know-How relates solely to the Platform. 1.120 “Platform Patents” means any Patents that Cover any Platform Know-How. 1.121 “PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency or authority having substantially the same function. 1.122 “Pre-Clinical Budget” means the budget for the Pre-Clinical Plan (excluding any NTCR Activities) set out in the Pre-Clinical Plan. 1.123 “Pre-Clinical Plan” means the pre-clinical research plan attached hereto as Schedule 1.123. 1.124 “Pre-Clinical Research” means the activities carried out by or on behalf of a Party hereunder (whether on its own or jointly with the other Party) pursuant to the Pre-Clinical Plan. 1.125 “Pricing Approval” means, with respect to any country where a Governmental Authority authorizes reimbursement or access, or approves or determines pricing, for pharmaceutical or biologic products, receipt (or, if required to make such authorization, approval of determination effective publication) of such reimbursement or access authorization or pricing approval or determination (as the case may be). 1.126 “Primary Indication” means the diagnosis, prophylaxis, treatment, palliation or cure of hereditary angioedema in humans.

7897269 v13 24 1.127 “Product Specific Patent” means any Orchard Background Patent, Orchard Collaboration Patent, Orchard Conditioning Patent or Platform Patent that specifically and solely claims the composition of matter, manufacture, and/or method of use of the Licensed Product. Without limiting the foregoing: (a) the Product Specific Patent identified by Orchard and existing at the Effective Date is set out in Schedule 1.127; (b) Product Specific Patents include the Patent set out in Schedule 1.127, and all Patents that claim priority from or arise from such Patent, and (c) the Parties may choose to designate any other Orchard Background Patent, Orchard Collaboration Patent, Orchard Conditioning Patent or Platform Patent as a Product Specific Patent, subject to prior written agreement. 1.128 “Proof of Concept NTCR Endpoints” means the endpoints of the preclinical in vivo proof of concept NTCR study set out in the Pre-Clinical Plan, to the extent approved by the JSC for inclusion in the Pre-Clinical Plan under Section 2.2.4, and thereafter as amended by the JSC under Section 2.2.4. 1.129 “Publishing Party” has the meaning set forth in Section 12.5.3. 1.130 “Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Quarter shall commence on the last to occur of the foregoing dates during the Term and shall end on the last day of the Term. 1.131 “Reasonable Efforts” means, with respect to any activities performed by a Party under this Agreement with respect to the Licensed Product, the performance of such activities using at least the same degree of skill, quality and care, and using at least the same level of efforts and resources, that are used by such Party and its Affiliates for themselves with respect to their own wholly-owned products at a similar stage of development or product life as the Licensed Product. 1.132 “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals (including Drug Approval Applications), licences,

7897269 v13 25 registrations, or authorizations of any Regulatory Authority necessary to Commercialize the Licensed Product in such country or other jurisdiction, excluding Pricing Approval in such country or other jurisdiction. 1.133 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Product in the Territory, including the FDA, EMA, and PMDA. 1.134 “Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which Pharming or its Affiliates or Sublicensees have the exclusive right to market and sell the Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, paediatric exclusivity, or any applicable data exclusivity). 1.135 “Royalty Patents” has the meaning set forth in Section 1.137. 1.136 “Royalty Payments” has the meaning set forth in Section 9.5.1. 1.137 “Royalty Term” means, with respect to each country in the Territory, the period beginning on the date of the First Commercial Sale of the Licensed Product in such country, and ending on the latest to occur of (a) the expiration of the last-to-expire Valid Claim of any Orchard Background Patent, Orchard Collaboration Patent, Platform Patent or Joint Collaboration Patent (provided that, in respect of Joint Collaboration Patents, its earliest priority date is prior to filing of the first IND for the Licensed Product) that Covers the Licensed Product in such country (such Patents containing such Valid Claim, the “Royalty Patents”), (b) the expiration of Regulatory Exclusivity for the Licensed

7897269 v13 26 Product in such country, and (c) the twelfth (12th) anniversary of the First Commercial Sale of the Licensed Product in such country. 1.138 “Sales Milestone Payments” has the meaning set forth in Section 9.4.1. 1.139 “Sales Milestones” has the meaning set forth in Section 9.4.1. 1.140 “Secondary Indication” means any Indication except the Primary Indication. 1.141 “Senior Officer” means, with respect to Orchard, its Chief Executive Officer or his/her designee, and with respect to Pharming, its Chief Executive Officer or his/her designee. 1.142 “Subcontractor” means any contractor, subcontractor or other vendor to whom a Party has subcontracted any of its obligations under the Pre-Clinical Plan or the Clinical Development Plan. 1.143 “Sublicensee” means a Third Party, other than a Distributor or a Third Party to whom Pharming, its Affiliate or a Sublicensee subcontracts any activities with respect to the Development or Manufacture of the Licensed Product, to whom Pharming (or a sublicensee of Pharming) grants a sublicence to Develop, use, import, promote, offer for sale, sell, have sold, or otherwise Commercialize any Licensed Product in the Field in the Territory. 1.144 “Term” has the meaning set forth in Section 15.1. 1.145 “Territory” means worldwide. 1.146 “Third Party” means any Person other than Orchard, Pharming, or an Affiliate of Orchard or Pharming. 1.147 “Third Party Manufacturer” means the Third Party manufacturer approved by the JSC pursuant to Section 2.2.10. 1.148 “Valid Claim” means either: (a) a claim of a pending Patent application, which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that

7897269 v13 27 such prosecution has not been on-going for more than [eight (8)] years from its earliest priority date and provided further that if, thereafter, a patent containing such claim issues, then such claim shall thereafter be considered a Valid Claim in accordance with clause (b) below; or (b) a claim of any issued and unexpired Patent for which the validity, enforceability, or patentability has not been affected by any of the following: (x) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (y) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal. 1.149 “Validation of a Drug Approval Application by the EMA” as used in Section 9.3.1 (Development Milestone Payments) means a determination by the EMA that all essential regulatory elements required for scientific assessment are included in an MAA, triggering the start of the assessment of such MAA. 1.150 “Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term. 1.151 In this Agreement: 1.151.1 all references to a particular clause or schedule shall be a reference to that clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement; 1.151.2 the headings are inserted for convenience only and shall be ignored in construing this Agreement; 1.151.3 words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

7897269 v13 28 1.151.4 the words “include”, “included”, and “including” are to be construed without conveying any limitation to the generality of the preceding words; 1.151.5 reference to any statute or regulation includes any modification or re- enactment of that statute or regulation; 1.151.6 any reference to notices or consent being sought or given in writing shall require the consent or notice to be signed by an appropriately authorized person and shall not include consents or notices conveyed by email; and 1.151.7 in the event of any inconsistency or conflict between this Agreement and any of the schedules attached hereto, the provision set forth in the main body of this Agreement shall prevail over the conflicting provision in the attached schedule to the extent of such conflict, unless such provision in the attached schedule is expressly stated in such schedule to prevail over such provision in the main body of this Agreement. ARTICLE 2 COLLABORATION MANAGEMENT 2.1 Joint Steering Committee. Within [fifteen (15)] days after the Effective Date, or as mutually agreed to by the Parties, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall consist of two (2) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the responsibility of the JSC. From time to time, notwithstanding good faith efforts to ensure the continuity of the key personnel representing the Parties on the JSC, each Party may substitute one (1) or more of its representatives to the JSC by providing prior written confirmation (which may be by email) to the other Party, provided such substituted JSC member possesses the requisite experience and seniority to enable such person to make decisions on behalf of the Parties as provided herein. The chairperson of the JSC shall be one of the representatives selected by Orchard prior to IND Clearance for the Licensed Product, and one of the representatives selected by

7897269 v13 29 Pharming thereafter. From time to time, the appointing Party may change the representative who will serve as chairperson on written notice to the other Party. 2.2 Specific Responsibilities of the JSC. The JSC shall provide strategic oversight of the Collaboration. In particular, the JSC shall: 2.2.1 review and discuss the outcome of all material activities performed under the Pre-Clinical Plan and/or Clinical Development Plan, and the strategy relating thereto; 2.2.2 act as a forum to exchange information between the Parties. Without limiting the foregoing, Orchard shall, through the JSC, periodically inform Pharming of any Orchard Background IP, Orchard Collaboration IP, Orchard Conditioning IP, Joint Collaboration IP, Joint Conditioning IP and Platform IP which Orchard reasonably expects to be of benefit to Pharming under the Collaboration and, in each case, to the extent not previously reported to Pharming; 2.2.3 facilitate the preparation and filing by Pharming of submissions to Regulatory Authorities in respect of the Licensed Product; 2.2.4 review and agree to any material amendment to the Pre-Clinical Plan. Without limiting the foregoing, the JSC shall review and agree on any amendment to the Pre-Clinical Plan to include or amend the endpoints of the [preclinical in vivo proof of concept NTCR study] which will determine whether or not the Development Milestone set out in row 1 of the table in Section 9.3.1 is achieved; 2.2.5 review and agree the Clinical Development Plan and any material amendments thereto; 2.2.6 review and discuss the prosecution strategy for any Joint Collaboration Patents;

7897269 v13 30 2.2.7 review and discuss any Manufacturing requirements for the Licensed Product, including, solely prior to the submission of the first Drug Approval Application in respect of the Licensed Product anywhere in the Territory, (a) any Manufacturing Process Improvements that: (i) Orchard or any of its Affiliates has used in any other development program it is involved in, and (ii) which Orchard reasonably expects to be of benefit to Pharming under the Collaboration and (b) solely prior to the submission of the first Drug Approval Application in respect of the Licensed Product anywhere in the Territory, any Third Party intellectual property rights to the extent not already included in subclause (a) which Orchard identifies and reasonably believes will be of benefit to Pharming under the Collaboration. Orchard shall periodically disclose the foregoing to Pharming through its JSC representatives under this Section 2.2.7. In the event that any Third Party intellectual property rights are identified by Orchard pursuant to Section 2.2.7(b), the Parties shall discuss if a Party should obtain a licence to such Third Party intellectual property and, all Costs incurred by Orchard in obtaining such licence (if it is agreed that Orchard will obtain such licence), which arise under such licence, or which arise from any activities performed under this Agreement to incorporate or otherwise utilize such Third Party intellectual property rights, shall in each case be borne by Pharming unless otherwise agreed between the Parties in writing; 2.2.8 subject to Section 9.2.2, review and agree any amendment to the Pre-Clinical Budget or NTCR Budget; 2.2.9 discuss and agree a communication plan that sets out the Parties’ obligations with respect to the communications with Regulatory Authorities prior to the first filing of an IND for the Licensed Product; 2.2.10 identify and agree a drug product Third Party Manufacturer, based in the United States;

7897269 v13 31 2.2.11 on an as-needed basis, establish subcommittees to perform specific duties of the JSC, direct each such subcommittee to perform the functions for which it is established, and oversee each subcommittee, including resolution of disputes raised to the JSC by any subcommittee; and 2.2.12 perform such other functions, and direct each subcommittee to perform such other functions, as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement. 2.3 Disbandment. The JSC shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the JSC and (b) the First Commercial Sale of the Licensed Product (unless otherwise mutually agreed in writing). Notwithstanding anything herein to the contrary, upon the first to occur of the foregoing (a) or (b), the JSC shall automatically dissolve and shall have no further rights or obligations under this Agreement, and thereafter (i) each Party shall designate, to the extent necessary, a contact person for the exchange of Information under this Agreement or such exchange of Information shall be made through the Alliance Managers, and (ii) decisions of the JSC, if any, shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement. 2.4 Location of Meetings. The JSC shall meet at least [once per Quarter], or as otherwise agreed to by the Parties. JSC meetings may be held in person or by audio or video teleconference; provided that unless otherwise agreed, at least [one (1) meeting] per Year shall be held in person, provided that such in-person meeting is reasonably possible. In- person meetings shall be held at locations in the United Kingdom or the Netherlands, or such other location as selected by the Parties. 2.5 Conduct of Meetings. The chairperson of the JSC shall be responsible for calling meetings on no less than [fifteen (15)] Business Days’ notice, unless an urgent issue arises that requires an earlier meeting date, in which case the chairperson shall call a meeting on the first available date as mutually agreed between the Parties. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [ten (10)] Business Days in advance of the

7897269 v13 32 applicable meeting; provided that if the input by the JSC is required urgently, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, either Party may instruct the chairperson to call a meeting of the JSC on less than [fifteen (15)] Business Days’ notice in the event that such Party reasonably believes that a significant matter must be addressed by the JSC within such sooner timeframe, and such Party shall provide any materials reasonably adequate to enable an informed decision to be made by the JSC at such meeting. An individual designated by the chairperson of the JSC shall prepare and circulate the minutes of each meeting for review and approval of the Parties within [thirty (30)] days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC. 2.6 Procedural Rules. The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representation by proxy shall be allowed. The JSC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution which may be delivered by way of email confirmation. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC; provided that (a) unless the other Party agrees, no more than two (2) such persons, not including Alliance Managers of such Party, may attend any particular meeting, (b) attendance of any non-employee must be pre-approved by the other Party, such approval not to be unreasonably withheld, conditioned or delayed, (c) such attendees shall not vote or otherwise participate in the decision-making process of the JSC, and (d) such attendees are bound by obligations of confidentiality and non-disclosure that are substantially similar to those set forth in ARTICLE 12.

7897269 v13 33 2.7 Clinical Development Plan. The JSC shall establish a subcommittee in accordance with Section 2.2.11, whose task it shall be to assist with the preparation of a draft Clinical Development Plan that sets out the Development activities to be performed by Pharming under this Agreement to enable Pharming to submit an initial version of the Clinical Development Plan in accordance with the subsequent sentence. Pharming shall in good faith consider any comments from the subcommittee, but shall prepare, in its sole discretion, the initial version of the Clinical Development Plan for submission to the JSC for review and approval, such submission to take place no later than the first anniversary of the Effective Date. 2.8 Decision Making. 2.8.1 JSC Decisions. All JSC decisions shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the JSC cannot, or does not, reach consensus on an issue within the jurisdiction of the JSC within [five (5)] Business Days of the matter having been first discussed by the JSC, then the dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed by the Senior Officers shall be conclusive and binding on the Parties. 2.8.2 Final Decision-Making Authority. If the Senior Officers are not able to agree on the resolution of any such issue under Section 2.8.1 within [thirty (30)] days after such issue was first referred to them, then: (a) Orchard shall have final decision-making authority with respect to any issue that relates to (i) the Pre-Clinical Research, (ii) the Manufacturing Process (including the incorporation of any Manufacturing Process Improvements) or Manufacture of the Licensed Product prior to the submission of the first Drug Approval Application in respect of the Licensed Product anywhere in the Territory, and (iii) the identity of the Third Party drug product

7897269 v13 34 Manufacturer referenced in Section 2.2.10, for clarity, in each case (i) to (iii), that does not relate to the Clinical Development Plan or any submission to or other communications with a Regulatory Authority in respect of the Licensed Product (each, an “Orchard Decision Matter”), provided that Orchard shall not use its final decision-making authority: (a) to require Pharming to violate any Applicable Law or any agreement it, at the time of making the relevant decision, has with a Third Party; (b) to increase the total level of FTE effort or costs to be incurred by Pharming under the Pre-Clinical Plan by more than [ten percent (10%)] from those set out in the last version of the Pre-Clinical Budget or NTCR Budget (as applicable), including for the NTCR Activities included therein, that was approved by Pharming or, if there have not been any, the version of the Pre-Clinical Plan set out in Schedule 1.123; (c) to materially increase or decrease the obligations to be performed by Pharming under this Agreement; (d) to reallocate obligations of a Party to the other Party under the Pre-Clinical Plan; (e) to materially reduce the level of resources to be provided by Orchard to the Collaboration; (f) with respect to any matter that is reasonably determined by Pharming as materially adversely affecting the safety of the Licensed Product; or (g) with respect to any amendment to the Pre-Clinical Plan to include or amend any endpoints of the preclinical in vivo proof of concept NTCR study; and further provided that, Orchard shall not, and shall procure that its JSC representatives: (1) shall not unreasonably withhold, condition or delay its approval of any Third Party drug Manufacturer proposed by Pharming and (2) shall not withhold, condition or delay approval of the incorporation of any Manufacturing Process Improvements disclosed under Section 2.2.7 and licensed by Pharming under Section 3.7; and

7897269 v13 35 (b) Pharming shall have final decision-making authority with respect to: (i) from the date of the first IND filing and for the rest of the Term, any issue that relates to the Clinical Development Plan, (ii) at any time during the Term, any submission to or other communications with a Regulatory Authority in respect of the Licensed Product, and (iii) the Manufacturing Process (including the incorporation of any Manufacturing Process Improvements) or Manufacture of the Licensed Product on or subsequent to the submission of the first Drug Approval Application in respect of the Licensed Product by Pharming, its Affiliates or Sublicensees to the applicable Regulatory Authority anywhere in the Territory, provided that Pharming shall not use its final decision-making authority to (a) require Orchard to violate any Applicable Law or any agreement it, at the time of making the relevant decision, has with a Third Party; (b) increase the Costs to be incurred by Orchard under the Clinical Development Plan by more than [ten per cent (10%)] from those set out in the last version of the Clinical Development Plan or NTCR Budget (as applicable), (c) materially amend the NTCR Activities included in the Clinical Development Plan, (d) increase the amount of time to be spent by Orchard, its Affiliates or Subcontractors in performing any activities by more than [ten per cent (10%)] from those set out in the last version of the Clinical Development Plan for (e) reallocate obligations under the Clinical Development Plan from a Party to the other Party. For clarity, prior to the date of the first IND filing, Pharming shall not have final decision-making authority with respect to any issue that relates to the Clinical Development Plan (including with respect to the initial Clinical Development Plan set out in Section 2.7), which must be agreed by the JSC on a unanimous basis provided that, Orchard shall not (and shall procure that its JSC representatives shall not) unreasonably withhold, condition or delay approval of any such issue (including with respect to the initial

7897269 v13 36 Clinical Development Plan submitted by Orchard under Section 2.7). 2.8.3 Other Disputes. For clarity, disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith that are outside of the jurisdiction of the JSC shall be resolved pursuant to Section 16.8. 2.9 Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Subject to Sections 2.2.4, 2.2.5 and 2.2.8, the JSC does not have the power to amend, modify, or waive compliance with this Agreement; this Agreement may only be amended or modified as provided in Section 16.11, and compliance with this Agreement may only be waived as provided in Section 16.13. 2.10 Alliance Manager. Promptly after the Effective Date, each Party shall appoint a person who shall oversee contact between the Parties for all matters between meetings of the JSC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including to facilitate the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement. If not already a member of the JSC, each Alliance Manager shall support the efforts of the JSC and shall be permitted to attend JSC meetings as appropriate as non-voting participants. Each Party may replace its Alliance Manager at any time by [thirty (30)] days’ prior notice in writing to the other Party. Each Party shall bear the costs of its Alliance Manager. 2.11 Costs. Each Party shall be responsible for all travel and related costs for its members and other representatives to attend meetings of, and otherwise participate in, the JSC.

7897269 v13 37 ARTICLE 3 LICENCE GRANTS 3.1 Licence Grants to Pharming. Orchard hereby grants to Pharming, an exclusive (even as to Orchard and its Affiliates), royalty-bearing licence, with the right to grant sublicences as provided in Section 3.3, under the Orchard Background IP, Orchard Collaboration IP, Platform IP, Orchard Conditioning IP, and Orchard’s interest in the Joint Collaboration IP and the Joint Conditioning IP to Exploit the Licensed Product in the Field in the Territory. 3.2 Licence Grants to Orchard. Pharming hereby grants to Orchard: 3.2.1 a non-exclusive licence, with the right to grant sublicences to Affiliates and Subcontractors, under the Pharming Background IP, Pharming Collaboration IP, Pharming Conditioning IP, and Pharming’s interest in the Joint Collaboration IP and Joint Conditioning IP, solely to conduct the Pre-Clinical Research; and 3.2.2 a non-exclusive, fully paid-up licence, with the right to grant sublicences, under (a) the Pharming Collaboration IP that relates to the Platform, and (b) the Pharming Conditioning IP, in each case (a) and (b) for all uses and purposes in the Territory, except for the Exploitation of the Licensed Product in the Field. 3.3 Sublicences. Pharming shall have the right to grant sublicences, through multiple tiers of sublicences, under the licences granted in Section 3.1 to its Affiliates and Third Parties; provided that, with respect to any sublicence granted to a Sublicensee: (a) Orchard is notified that such sublicense is to be entered into and the identity of such sublicensee within [ten (10)] Business Days of such sublicense being entered into, and (b) any such sublicences shall (i) be in writing, and (ii) be consistent with the terms and conditions of this Agreement. Pharming shall be responsible for any act or omission of any Sublicensee that constitutes a breach of this Agreement as if such Sublicensee was “Pharming” hereunder.

7897269 v13 38 3.4 Distributorships and Promotion. Without limiting Section 3.3, Pharming and its Affiliates will have the right, in their sole discretion, to grant to any Third Party the right to import, market, distribute, promote and sell any Licensed Product in the Field, where title to the Licensed Product transfers to such Third Party and the rights granted are consistent with the scope of the licences granted to Pharming hereunder (with or without packaging and/or labelling rights); provided that, such Third Party shall only constitute a “Distributor” for the purposes of this Agreement if: (a) such grant does not include the grant of a sublicence under any Orchard Background Patent, Orchard Collaboration Patent, Platform Patent, Orchard Conditioning Patent, Joint Collaboration Patent or Joint Conditioning Patent to Develop or Manufacture Licensed Product, (b) the appointed Distributor purchases its requirements of Licensed Product from Pharming or its Affiliates but does not otherwise pay royalties, upfront payments, milestone payments or other payments to Pharming with respect to the Licensed Product, and (c) any such arrangement between Pharming or its Affiliate and such Distributor is consistent with the distribution arrangements Pharming enters into for its similar products. 3.5 Retention of Rights. Notwithstanding the exclusive licences granted to Pharming pursuant to Section 3.1, Orchard hereby expressly reserves the right (a) under the Orchard Background IP, Orchard Collaboration IP, Orchard Conditioning IP, and Orchard’s interest in the Joint Collaboration IP and Joint Conditioning IP: (i) for its internal pre- clinical research purposes; (ii) to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more Affiliates or Subcontractors, including the right to perform those activities assigned to it under the Pre-Clinical Plan; and (iii) to practice, and to grant licences under, the Orchard Background IP, Orchard Conditioning IP, Orchard Collaboration IP, and Orchard’s interest in the Joint Collaboration IP and Joint Conditioning IP outside the scope of the licences granted to Pharming in Section 3.1 and outside the scope of its covenants under Section 4.1. 3.6 No Implied Licences. Except as expressly provided in this Agreement, neither Party shall acquire any licence or other intellectual property interest under or in connection with this Agreement, whether by implication, estoppel, or otherwise, under or to any Patents,

7897269 v13 39 Know-How, Information, or other intellectual property owned or controlled by the other Party. 3.7 Manufacturing Process Improvements. Subject to the agreement of the JSC, Pharming shall have the right to include all Manufacturing Process Improvements disclosed by Orchard under Section 2.2.7(a) within the scope of the licenses under Section 3.1, such right shall be exercisable by Pharming upon written notice to Orchard on or prior to the date that is [ninety (90)] days after the JSC meeting at which Pharming are informed of such Manufacturing Process Improvements. Upon Pharming’s exercise of such right with respect to any Manufacturing Process Improvements: (i) Orchard shall use Reasonable Efforts to transfer to Pharming, and perform such activities as reasonably necessary or useful to enable Pharming to utilise, such Manufacturing Process Improvements, subject to Pharming’s reimbursement to Orchard of its Costs reasonably and actually incurred in the performance of such activities, and (ii) such Manufacturing Process Improvements shall constitute part of the Orchard Background IP and shall be licensed to Pharming under Section 3.1. 3.8 No Modifications. Notwithstanding anything to the contrary in this Agreement, Pharming shall not, directly or indirectly: (a) unless otherwise agreed by Orchard, generate analogs of or derivatives based on, modify the structure of, or reverse engineer, the retroviral vector used in the Licensed Product or (b) unless otherwise agreed by Orchard or the JSC, prior to the submission of the first Drug Approval Application in respect of the Licensed Product anywhere in the Territory, modify the drug product Manufacturing Process used in relation to the Licensed Product. 3.9 Confirmatory Patent License. Each Party shall, if requested to do so by the other, promptly enter into confirmatory licence agreements in the form or substantially the form reasonably requested by the requesting Party for purposes of recording the licences granted under this Agreement with such patent offices in the Territory as the requesting Party considers appropriate.

7897269 v13 40 ARTICLE 4 EXCLUSIVITY 4.1 Mutual Exclusivity. During the Term, subject to Section 16.3 (Change of Control), each Party shall not, and shall ensure that its respective Affiliates do not, whether on their own or with or through a Third Party, research, Develop, Manufacture or Commercialize: (a) any ex vivo autologous haematopoietic stem cell lentivirus-mediated gene therapy product in the Primary Indication; and (b) any ex vivo autologous haematopoietic stem cell gene therapy product in the Field (excluding the Primary Indication) that uses a [lentivirus vector encoding the naturally-occurring human plasma protease C1 inhibitor] or a variant thereof, in each case (a) and (b), except in the performance of their respective obligations or exercise of their respective rights under this Agreement (such research, Development, Manufacture and Commercialization activities, the “Competitive Program”). ARTICLE 5 PRE-CLINICAL RESEARCH 5.1 Overview. Subject to the terms and conditions of this Agreement, the Parties will collaborate with respect to the performance of the Pre-Clinical Research and shall keep the JSC informed of such activities. 5.2 Conduct of the Pre-Clinical Plan. 5.2.1 Diligence. (a) The Parties shall use their respective Commercially Reasonable Efforts to carry out the tasks allocated to them in the Pre-Clinical Plan. Each Party shall use its Commercially Reasonable Efforts to adhere to any timeframes set forth in the Pre-Clinical Plan. (b) Each Party shall not be required to perform any activities with respect to non-clinical research for Licensed Products beyond those activities assigned to it in the Pre-Clinical Plan.

7897269 v13 41 (c) The Parties acknowledge and agree that, notwithstanding the use of their respective Commercially Reasonable Efforts under Section 5.2.1(a), no outcome or success is or can be assured and that failure to achieve desired results will not in and of itself constitute a breach or default of any obligation in this Agreement. 5.2.2 Regulatory Support. Orchard shall support Pharming, solely as set out in the Pre-Clinical Plan or as otherwise agreed by the Parties in writing, to file an IND for the Licensed Product and in the activities in support thereof, including providing all documents or other materials Controlled by Orchard or any of its Affiliates as are necessary for Pharming to file an IND for the Licensed Product. 5.2.3 Updates. From time to time, but not less than [Quarterly] (until all activities under the Pre-Clinical Plan are completed), the Parties will prepare updates and amendments, as appropriate, to the Pre-Clinical Plan (including any consequential changes to the Pre-Clinical Budget), for review of and approval by the JSC, subject to and in accordance with the applicable provisions of ARTICLE 2, including Section 2.8. 5.2.4 Order of Precedence. If the terms of the Pre-Clinical Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern. 5.2.5 Subcontracting. Each Party shall have the right to subcontract its obligations under this Agreement with respect to the Pre-Clinical Plan to Subcontractors and Affiliates, subject to any limitations, restrictions or other qualifications that are set forth in the Pre-Clinical Plan; provided, that (i) any Subcontractor agrees in writing to be subject to the applicable terms and conditions of this Agreement, including the confidentiality provisions of ARTICLE 12, (ii) appropriate agreements or other measures are in place ensuring that any intellectual property rights, to the extent related to the Licensed Product that are created under this Agreement, conceived, discovered, developed, or

7897269 v13 42 otherwise made by such Subcontractors or Affiliates will vest in, are assigned to or shall be licensed to one of the Parties in accordance with ARTICLE 11, and (iii) the subcontracting Party shall be responsible for the management of all of its Subcontractors and shall remain fully liable to the other Party for the acts and omissions of such Subcontractors. 5.2.6 Research Records. (a) Creation. Each Party shall maintain complete and accurate records (including both paper and electronic records) in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law and regulatory guidance, of all work done and results achieved in the performance of any activities under the Pre-Clinical Plan. Such records shall be retained by the applicable Party for at least [three (3)] years after the termination or expiration of the Agreement, or for such longer period as may be required by Applicable Law. (b) Inspection. Each Party shall have the right to reasonably inspect the other Party’s records, and shall provide copies of all requested records, to the extent reasonably required for the exercise or performance of the requesting Party’s rights under this Agreement; provided, however, that the requesting Party shall maintain such records and the Information of the other Party as Confidential Information of the other Party in accordance with ARTICLE 12 hereof and shall not use such records or Information except to the extent otherwise permitted by this Agreement. 5.2.7 Pre-Clinical Plan; Updates; Information-Sharing. (a) The initial version of the Pre-Clinical Plan is set out in Schedule 1.123. From time to time, either Party may prepare updates and amendments, as appropriate, to the Pre-Clinical Plan, for review of

7897269 v13 43 and approval by the JSC under Section 2.8, provided that, any such update or amendment shall not be effective unless and until the JSC approves such update or amendment. (b) At least every [six (6)] months, through a JSC meeting, each Party shall update the JSC in respect of any then-ongoing Pre-Clinical Research activities for which such Party is responsible under the Pre-Clinical Plan. The Parties shall discuss the status, progress, and results of all such activities at such JSC meetings. ARTICLE 6 DEVELOPMENT 6.1 Overview. Subject to the terms and conditions of this Agreement, after the first IND Clearance in respect of the Licensed Product, as between the Parties, Pharming will be solely responsible for conducting all Development activities and shall keep the JSC informed of such activities. 6.2 Conduct of the Clinical Development Plan. 6.2.1 Finalisation of the Clinical Development Plan. The initial version of the Clinical Development Plan shall be prepared by Pharming and approved by the JSC pursuant to Section 2.2.5. 6.2.2 Diligence. (a) Pharming shall use its Commercially Reasonable Efforts to carry out the activities assigned to it and as set out in the Clinical Development Plan, including to use its Commercially Reasonable Efforts to adhere to any timeframes set forth in the Clinical Development Plan with respect to such activities. Orchard shall use its Commercially Reasonable Efforts to carry out any Manufacturing, supply and NTCR Activities set out in the Clinical Development Plan that are assigned to Orchard, including to use its

7897269 v13 44 Commercially Reasonable Efforts to adhere to any timeframes set forth in the Clinical Development Plan with respect to such activities. The foregoing obligations shall no longer apply upon the the submission of the first Drug Approval Application in respect of the Licensed Product anywhere in the Territory. (b) The Parties acknowledge and agree that, notwithstanding each Party’s use of their respective Commercially Reasonable Efforts under Section 6.2.2(a), no outcome or success is or can be assured and that failure to achieve desired results will not in and of itself constitute a breach or default of any obligation in this Agreement. 6.2.3 Updates. From time to time, the Parties may prepare updates and amendments, as appropriate, to the Clinical Development Plan, for review of and approval by the JSC, subject to and in accordance with the applicable provisions of ARTICLE 2, including Section 2.8. 6.2.4 Order of Precedence. If the terms of the Clinical Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern. 6.2.5 Subcontracting. Each Party shall have the right to subcontract its obligations under this Agreement with respect to the Clinical Development Plan to Subcontractors and Affiliates, subject to any limitations, restrictions or other qualifications that are set forth in the Clinical Development Plan; provided, that (i) any Subcontractor agrees in writing to be subject to the applicable terms and conditions of this Agreement, including the confidentiality provisions of ARTICLE 12, (ii) appropriate agreements or other measures are in place ensuring that any intellectual property rights, to the extent related to the Licensed Product that are created under this Agreement, conceived, discovered, developed, or otherwise made by such Subcontractors or Affiliates will vest in, are assigned to or shall be licensed to one of the Parties in accordance with ARTICLE 11, and (iii) the subcontracting Party shall be

7897269 v13 45 responsible for the management of all of its Subcontractors and shall remain fully liable to the other Party for the acts and omissions of such Subcontractors. 6.2.6 Research Records. (a) Creation. Pharming shall maintain complete and accurate records (including both paper and electronic records) in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law and regulatory guidance, of all work done and results achieved in the performance of any activities under the Clinical Development Plan. Such records shall be retained by Pharming for at least [three (3)] years after the termination or expiration of the Agreement, or for such longer period as may be required by Applicable Law. (b) Inspection. Orchard shall have the right to reasonably inspect the Pharming’s records, and shall provide copies of all requested records, to the extent reasonably required for the exercise or performance of the Orchard’s rights under this Agreement; provided, however, that Orchard shall maintain such records and the Information of Pharming as Confidential Information of Pharming in accordance with ARTICLE 12 hereof and shall not use such records or Information except to the extent otherwise permitted by this Agreement. 6.2.7 Updates; Information-Sharing. At each regularly scheduled JSC meeting, each Party shall update the JSC in respect of any then-ongoing activities for which such Party is responsible under the Clinical Development Plan. The Parties shall discuss the status, progress, and results of all such activities at such JSC meetings. In addition, Pharming shall provide a written report of its activities under the Clinical Development Plan, and the results of such activities, to Orchard each Quarter.

7897269 v13 46 ARTICLE 7 COMMERCIALISATION 7.1 Overview. From the date of grant of the first Regulatory Approval in respect of the Licensed Product in the Field, Pharming shall be solely responsible for the Commercialization and Manufacture of the Licensed Product in the Field in the Territory. 7.2 Diligence. [Pharming] will use its Commercially Reasonable Efforts to seek Regulatory Approval for, and to Commercialize, the Licensed Product in the [Primary Indication in the United States, the European Union, the United Kingdom and Japan]. 7.3 Reporting. Pharming shall provide to Orchard within [sixty (60)] days following the end of each Year of the Term (commencing as of the First Commercial Sale) copies of written reports containing sufficient detail to enable Orchard to assess Pharming’s compliance with Section 7.2. All such reports and the information contained therein shall constitute the Confidential Information of Pharming. ARTICLE 8 MANUFACTURING & SUPPLY; TECHNOLOGY TRANSFER AND OTHER ASSISTANCE 8.1 Orchard Manufacturing. 8.1.1 Orchard shall use its Reasonable Efforts to: (a) develop the Manufacturing Process in accordance with the Pre-Clinical Plan; (b) Manufacture and supply to Pharming sufficient quantities of the drug product for the Licensed Product for the performance of the Clinical Studies under the Clinical Development Plan, in accordance with the Clinical Development Plan; (c) transfer the Manufacturing Process in relation to the drug product to the Third Party Manufacturer’s facilities in the United States, as further set out in the Clinical Development Plan; and (d) transfer the necessary information and knowledge relating to the Manufacturing Process to Pharming, as further specified in the Clinical Development Plan. For the avoidance of doubt, Orchard shall not be required to, or to procure that any Orchard CMO or any Third Party to: (i)

7897269 v13 47 create any new Know-How, (ii) undertake any Manufacturing activities not expressly specified in the Pre-Clinical Plan or Clinical Development Plan, or (iii) transfer any Manufacturing Process to any Third Party other than to the Third Party Manufacturer as set out in Section 8.1.1(c) above, or to Pharming as set out in Section 8.1.1(d), in each case (i) to (iii) unless otherwise agreed with Orchard in writing in advance. 8.1.2 Upon receipt of a written request by Pharming, Orchard shall facilitate Pharming to enter into a direct manufacturing and supply arrangement with the Orchard CMO, by introducing the Orchard CMO to Pharming, and by providing Orchard’s consent to allow the Orchard CMO to use any know-how developed by the Orchard CMO in relation to the Manufacture of the Licensed Product on Orchard’s behalf, for the benefit of Pharming. 8.1.3 CMC Costs. Pharming shall reimburse Orchard for all Costs incurred by Orchard in the performance of its obligations under this Section 8.1 in accordance with this Agreement to the extent such Costs do not constitute Orchard Pre-Clinical Research Costs or NTCR Activities Costs (the “Orchard CMC Costs”). Prior to entering into any agreement or arrangement with a Third Party or performing any activities which would cause Orchard to incur any Orchard CMC Costs, Orchard shall ensure that Pharming has first approved such agreement or arrangement and such Orchard CMC Costs (such approval not to be unreasonably withheld, conditioned or delayed). If Orchard has incurred any Orchard CMC Costs without first obtaining such approval from Pharming with respect thereto in accordance with this Section 8.1.3, then Pharming shall have no obligation to pay for such costs under Section 9.2.1(c). In the event that Pharming delays, conditions or refuses its consent under this Section 8.1.3, then Orchard shall not be liable for any delay or failure to perform its obligations, that arises as a result of such delay or refusal to give consent.

7897269 v13 48 8.1.4 Orchard shall reasonably co-operate with Pharming to ensure the commercial infrastructure is robust and efficient, including with respect to the Manufacture, supply chain and administration of the Licensed Product, provided that, if Pharming wishes to engage any Third Party resources already being used by Orchard, without limiting its other obligations under this Agreement, Orchard shall facilitate an introduction to such Third Party, but Pharming shall be required to directly contract with the selected Third Party. 8.1.5 Pharming will be solely responsible for the Manufacture of the Licensed Product for Commercialization, at its own expense. 8.1.6 Regulatory Support. (a) As between the Parties, Pharming shall, at its sole discretion, be responsible for preparing, obtaining, and maintaining INDs and other Regulatory Approvals and submissions, and conducting communications with the Regulatory Authorities, in each case, with respect to the Licensed Product, subject to Sections 5.2.2 and 8.1.6(b). Each Party shall comply with its respective obligations under any regulatory communications plan to the extent approved by the JSC under Section 2.2.8. (b) Orchard shall support Pharming, as set out in the Pre-Clinical Plan or as otherwise agreed by the Parties in writing, to file the INDs for the Licensed Product and in the activities in support thereof, including providing all documents or other materials Controlled by Orchard or any of its Affiliates as are necessary for Pharming to file the INDs for the Licensed Product. (c) If Orchard, its Affiliates or their Subcontractors (including [MolMed]) receives any notice or correspondence from Regulatory Authorities with respect to the Licensed Product, Orchard shall promptly (and, in any event, within [three (3)] Business Days of

7897269 v13 49 Orchard’s receipt of such notice) provide a copy thereof to Pharming, notwithstanding the foregoing Pharming agrees that any content of such notice or correspondence that is not specifically related to the Licensed Product may be redacted prior to such minutes and summaries being provided to Pharming. (d) If Orchard, its Affiliates or their subcontractors (including the Orchard CMO) is requested to attend a meeting with the Regulatory Authority with respect to the Licensed Product, Orchard shall use Reasonable Efforts to procure that Pharming representatives shall be permitted to attend such meeting, and shall provide to Pharming copies of all minutes and summaries of such meeting within [ten (10)] Business Days after Orchard’s receipt or production of such minutes or summaries, Pharming agrees that any content of such minutes and summaries that is not specifically related to the Licensed Product may be redacted prior to such minutes and summaries being provided to Pharming. ARTICLE 9 PAYMENTS AND RECORDS 9.1 Upfront Payment. 9.1.1 Within [thirty (30)] days of the Effective Date, Pharming shall pay to Orchard the non-refundable, non-creditable sum of Ten Million Dollars ($10,000,000). 9.1.2 Pharming shall purchase Seven Million Five Hundred Thousand Dollars ($7,500,000) of common shares in Orchard at the price and on the terms set out in a share purchase agreement entered into by the Parties on the Effective Date. 9.2 Pre-Clinical Research Costs; NTCR Activities Costs and CMC Costs

7897269 v13 50 9.2.1 Allocations of Costs. (a) Pharming shall bear one hundred percent (100%) of all Costs that are not NTCR Activities Costs: (a) incurred by Pharming or its Affiliates in the performance of its obligations under the Pre- Clinical Plan or the Clinical Development Plan; and (b) incurred by Orchard or its Affiliates in the performance of its obligations under the Pre-Clinical Plan (the “Orchard Pre-Clinical Research Costs”), subject to Section 9.2.2(a). (b) The Parties shall share equally all Costs incurred by either Party or its Affiliates in the performance of the NTCR Activities (the “NTCR Activities Costs”), subject to Section 9.2.2(b). (c) Subject to Section 8.1.3, Pharming shall bear one hundred per cent (100%) of the Orchard CMC Costs. 9.2.2 Budget Caps. (a) Pharming shall have no obligation to pay to Orchard any Orchard Pre-Clinical Research Costs with respect to any activity(ies) under the Pre-Clinical Plan to the extent exceeding [one hundred and ten percent (110%)] of the Costs allocated to such activity(ies) under the Pre-Clinical Budget, and such excess Costs shall be deemed excluded from Orchard Pre-Clinical Research Costs, unless such excess Costs are thereafter covered by any Pre-Clinical Budget amended by the JSC. (b) Either Party shall have no obligation to share the NTCR Activities Costs incurred by the other Party or its Affiliates with respect to any NTCR Activity(ies) to the extent exceeding [one hundred and ten percent (110%)] of the Costs allocated to be incurred by such Party for such NTCR Activity(ies) under the NTCR Budget, and such excess Costs shall be deemed excluded from the NTCR Activities

7897269 v13 51 Costs, unless such excess Costs are thereafter covered by any NTCR Budget amended by the JSC. (c) If either Party reasonably expects that it will incur, in the case of Orchard, Orchard Pre-Clinical Research Costs or, in the case of either Party, NTCR Activities Costs in excess of the corresponding budgeted Costs in the Pre-Clinical Budget or NTCR Budget (as applicable), then subject to Sections 9.2.1(a) and 9.2.1(b), such Party shall promptly inform the JSC with respect thereto, upon which the JSC shall discuss and, if appropriate, approve any amendment of such Pre-Clinical Budget or NTCR Budget (as applicable) to cover such excess Costs under Section 2.2.8. In the event that the JSC delays, conditions or refuses its consent under Section 2.2.8 to approve any such amendment to cover such excess Costs (above [one hundred and ten percent (110%)] of the applicable Costs set out in the Pre-Clinical Budget or NTCR Budget), then such Party shall not be liable for any delay or failure to perform its obligations under the Pre-Clinical Plan or its NTCR Activities (as applicable), to the extent caused by such delay or refusal to give consent, provided that such Party shall remain liable for such delay or failure to perform its obligations, if such actual or potential excess Costs are caused by such Party’s failure to perform its obligations under the Pre-Clinical Plan or its NTCR Activities using its Commercially Reasonable Efforts or its failure to materially comply with Applicable Laws. 9.2.3 Reports. Each Party shall report to the other Party, within [thirty (30)] days after the end of each Quarter, the Orchard Pre-Clinical Research Costs, NTCR Activities Costs, and the Orchard CMC Costs to the extent incurred by or on behalf of such Party or its Affiliates during such Quarter. Such report shall specify in reasonable detail, in a form as the Parties may mutually agree from time-to-time, all amounts included in such Costs during such Quarter. In the

7897269 v13 52 case of any report including Orchard Pre-Clinical Research Costs or NTCR Activities Costs, each such report shall enable the receiving Party to compare the reported Orchard Pre-Clinical Research Costs or NTCR Activities Costs against the Pre-Clinical Budget or NTCR Budget (as applicable), including to break-down the Costs incurred on a per-activity basis, and on both a Quarterly basis and a cumulative basis for each activity. The Parties shall seek to resolve any questions related to such cost reports within [thirty (30)] days following receipt by each Party of the other Party’s report hereunder. 9.3 Development Milestones. 9.3.1 Development Milestone Payments. In partial consideration of the rights granted by Orchard to Pharming hereunder, Pharming shall pay to Orchard the non-refundable, non-creditable milestone payments set out below (the “Development Milestone Payments”) upon the first achievement by Pharming, its Affiliates or Sublicensees of each of the corresponding milestone events set out in the table below with respect to the Licensed Product (the “Development Milestones”). Milestone Event Milestone Payment (Primary Indication) (Dollars) Milestone Payment (Low Incidence Secondary Indications) (Dollars) Milestone Payment (High Incidence Secondary Indications) (Dollars) 1. [Upon achievement of preclinical in vivo proof of concept of a NTCR. For the purposes of this Development Milestone, such proof of concept of a NTCR shall only be considered achieved if: (a) such NTCR meets all Proof of Concept NTCR Endpoints; or (b) Pharming has filed an IND for the Licensed Product that specifically references the use of [$2,000,000] [N/A] [N/A]

7897269 v13 53 such NTCR for the applicable Clinical Study.] 2. [Upon Initiation in the first Clinical Study of the Licensed Product in the applicable Indication] [$2,000,000] [N/A] [N/A] 3. [Upon dosing of the tenth (10th) subject in the first Clinical Study of the Licensed Product in the applicable Indication, provided that such Clinical Study involves the use of a NTCR] [$2,000,000] [N/A] [N/A] 4. [Upon Initiation in the first Pivotal Study of the Licensed Product in the applicable Indication] [$1,500,000] [N/A] [N/A] 5. [Upon Initiation in the first Pivotal Study of the Licensed Product in the applicable Indication, provided that such Clinical Study involves the use of a NTCR] [$3,500,000] [N/A] [N/A] 6. [Upon the Acceptance of a Drug Approval Application by the FDA or Validation of a Drug Approval Application by the EMA, in each case, in respect of a Drug Approval Application submitted by Pharming, any of its Affiliates, or any Sublicensee with respect to the Licensed Product in the applicable Indication] [$5,000,000] [N/A] [N/A] 7. [Upon the Acceptance of a Drug Approval Application by the FDA or Validation of a Drug Approval Application by the EMA, in each case, in respect of a Drug Approval Application submitted by Pharming, any of its Affiliates, or any Sublicensee [$10,000,000] [N/A] [N/A]

7897269 v13 54 with respect to the Licensed Product in the applicable Indication that positively references usage of a NTCR in the applicable dossier] 8. [Upon First Commercial Sale of the Licensed Product in the United States in the applicable Indication] [$7,500,000] [$3,750,000] $15,000,000] 9. [Upon First Commercial Sale of the Licensed Product in the applicable Indication that positively references usage of a NTCR in the applicable dossier, in the United States] [$14,500,000] [$7,250,000] $29,000,000] 10. [Upon First Commercial Sale of the Licensed Product in the applicable Indication in one of Germany, France, Italy, Spain or the United Kingdom] [$3,500,000] [$1,750,000] $7,000,000] 11. [Upon First Commercial Sale of the Licensed Product in the applicable Indication that positively references usage of a NTCR in the applicable dossier, in one of Germany, France, Italy, Spain or the United Kingdom] [$7,500,000] [$3,750,000] [$15,000,000] 12. [Upon First Commercial Sale of the Licensed Product in the applicable Indication in Japan] [$2,000,000] [$1,000,000] [$4,000,000] 13. [Upon First Commercial Sale of the Licensed Product in the applicable Indication that positively references usage of a NTCR in the applicable dossier, in Japan] [$3,500,000 [$1,750,000] [$7,000,000] Total [$64,500,000] [$19,250,000] [$77,000,000] 9.3.2 For the purposes of the table above:

7897269 v13 55 (a) [“positively references usage of a NTCR in the applicable dossier”, means: (a) with respect to a Drug Approval Application submitted to the EMA or the First Commercial Sale of the Licensed Product in the applicable Indication in Germany, France, Italy, Spain or the United Kingdom, the administration of such NTCR is included in the summary of product characteristics (SmPC) for the applicable Regulatory Approval for such Licensed Product as a requirement or recommendation prior to the administration of such Licensed Product; or (b) with respect a Drug Approval Application submitted to the FDA or the First Commercial Sale of the Licensed Product in the applicable Indication in the United States or in Japan, the administration of such NTCR is included in the proposed product labelling in such Drug Approval Application or in the product labelling approved by the FDA or PMDA (as applicable) for such Licensed Product, in each case, as a requirement or recommendation prior to administration of such Licensed Product]; (b) First Commercial Sale of a Licensed Product in a country in a specific Indication will be deemed to have been occurred if such Licensed Product that is the subject of such First Commercial Sale has received Regulatory Approval by a Regulatory Authority in such country for the use of the Licensed Product in such Indication; (c) in the event that any Development Milestone is triggered in more than one Indication at the same time, then, subject to Section 9.3.5, all of the applicable Development Milestone Payments shall be paid simultaneously (if not previously paid). By way of example, if the First Commercial Sale of the Licensed Product in Japan is of a Licensed Product that has received Regulatory Approval by a Regulatory Authority in Japan for the Primary Indication and a Low Incidence Secondary Indication, but the applicable dossier did not positively reference usage of a NTCR, and, if the corresponding

7897269 v13 56 Development Milestone Payments have not been previously paid, such event would trigger a Development Milestone Payment of [three million Dollars ($3,000,000), reflecting two million Dollars ($2,000,000) for the Primary Indication and one million Dollars ($1,000,000) for such Low Incidence Secondary Indication]; and (d) If there is a First Commercial Sale of the Licensed Product in the applicable indication in a particular country and the dossier (i.e. SmPC or product labelling, as applicable) of such Licensed Product does not positively reference usage of a NTCR in the applicable dossier, then if such Licensed Product’s dossier is subsequently amended, updated or varied to include such positive reference, any Development Milestone payable upon the First Commercial Sale of the Licensed Product in such Indication that positively references usage of a NTCR in the applicable dossier, subject to Section 9.3.5, shall be deemed achieved and become payable (if not previously paid) upon the First Commercial Sale of such Licensed Product in the relevant country after the dossier has been so amended, updated or varied, provided that such amendment, update or variation of such dossier occurs on or prior to the [fifth anniversary] of the First Commercial Sale of such Licensed Product. 9.3.3 Notice and Payment. Pharming shall promptly notify Orchard in writing after the first achievement of any Development Milestone, upon which Orchard will issue an invoice to Pharming. Pharming shall ensure that each Development Milestone Payment is paid to Orchard by the later of (a) [sixty (60)] days of the first achievement of the corresponding Development Milestone and (b) [five (5)] Business Days from receipt of an invoice for such Development Milestone Payment from Orchard. 9.3.4 Skipped Milestones. In the event that the Development Milestone set out in row 4 in the table set out in Section 9.3.1 is first achieved without the

7897269 v13 57 Development Milestone set out in row 2 in such table having been achieved, the Development Milestone set out in row 2 in such table shall be deemed to be achieved at the same time and the corresponding Development Milestone Payment shall be payable at the same time. In the event that the Development Milestone set out in rows 6 is first achieved without the Development Milestone(s) set out in row 2 or row 4 in such table having been achieved, such Development Milestone(s) set out in row 2 or row 4 in such table (to the extent not previously achieved) shall be deemed to be achieved at the same time and the corresponding Development Milestone Payment(s) shall be payable at the same time. 9.3.5 One-time payments. Each Development Milestone in rows 1 to 7 in the table set out in Section 9.3.1 shall be able to be achieved only once and the Development Milestones in rows 8 to 13 in such table shall be able to be achieved only once in respect of each different Indication. By way of example: (a) [if the First Commercial Sale of the Licensed Product in the Primary Indication in the United States is achieved by Pharming, but the applicable dossier did not positively reference usage of a NTCR, then the Primary Indication Development Milestone of seven million and five hundred thousand Dollars ($7,500,000) would be payable pursuant to Section 9.3.3]; (b) [if the First Commercial Sale of the Licensed Product in a first Low Incidence Secondary Indication in the United States is subsequently achieved by Pharming, but the applicable dossier did not positively reference usage of a NTCR, then the Low Incidence Secondary Indication Development Milestone of three million and seven hundred and fifty thousand Dollars ($3,750,000) would be payable pursuant to Section 9.3.3]; and

7897269 v13 58 (c) [if the First Commercial Sale of the Licensed Product in a second Low Incidence Secondary Indication (i.e. one that is different to the first Low Incidence Secondary Indication) is subsequently achieved by Pharming, but the applicable dossier did not positively reference usage of a NTCR, then the Low Incidence Secondary Indication Development Milestone of three million and seven hundred and fifty thousand Dollars ($3,750,000) would be payable in respect of such second Low Incidence Secondary Indication pursuant to Section 9.3.3]. 9.4 Sales-Based Milestones 9.4.1 Licensed Product Sales Milestone Payments. In partial consideration of the rights granted by Orchard to Pharming hereunder, Pharming shall pay to Orchard the following non-creditable, non-refundable milestone payments (the “Sales Milestone Payments”) upon the first achievement, as a result of the Annual Net Sales of Pharming, its Affiliates and/or Sublicensees, of each of the corresponding milestone events set out in the table below (the “Sales Milestones”) for the Licensed Product in the Field. Annual Net Sales of the Licensed Product in any and all Indications (in Dollars) Sales Milestone Payments (Dollars) [Equals or exceeds $250,000,000] [$12,500,000] [Equals or exceeds $500,000,000] [$25,000,000] [Equals or exceeds $750,000,000] [$37,500,000] [Equals or exceeds $1,000,000,000] [$50,000,000] Total [$125,000,000]

7897269 v13 59 9.4.2 Notice and Payment. Pharming shall notify Orchard in writing of the first achievement of any Sales Milestone in its report provided pursuant to Section 10.1. Orchard will issue an invoice to Pharming for such Sales Milestone following Orchard’s receipt of the first statement under Section 10.1 that reflects achievement of such Sales Milestone are due, which invoice shall be payable by Pharming within [sixty (60)] days of receipt. For clarity, each Sales Milestone Payment set forth in the table above shall be paid only once upon first achievement of the corresponding Sales Milestone, regardless of the number of times such Sales Milestone is achieved. 9.5 Royalties. 9.5.1 Royalty Rate. In partial consideration for the rights granted to Pharming under this Agreement, subject to the other terms of this Section 9.5, during each applicable Royalty Term, Pharming shall make [quarterly], non- refundable, non-creditable royalty payments to Orchard on the Net Sales of the Licensed Product sold in the Territory at the applicable royalty rate set forth below (the “Royalty Payments”): Annual worldwide Net Sales of the Licensed Product in any and all Indications Royalty Rate For that portion of Net Sales in any Year which are up to and including [$250,000,000] [5%] For that portion of Net Sales in any Year which are greater than [$250,000,000] but less than or equal to [$500,000,000] [7%] For that portion of Net Sales in any Year which are greater than [$500,000,000] but less than or equal to [$750,000,000] [10%] For that portion of Net Sales in any Year which are greater than [$750,000,000] [12%] 9.5.2 Royalty Term. Royalty Payments shall be paid on a country-by-country basis in the Territory from the First Commercial Sale of the Licensed Product

7897269 v13 60 in a country by or on behalf of Pharming, its Affiliates, or Sublicensees, until the expiration of the Royalty Term for the Licensed Product in such country. For clarity, upon the expiry of any Royalty Term for the Licensed Product in such country, the Net Sales for such Licensed Product in such country shall not be taken into account when determining the royalty rate under the table set out in Section 9.5.1. 9.5.3 Reductions. (a) In the event that (i) Pharming enters into an agreement with a Third Party to obtain a licence or other right under any Patents owned by a Third Party with respect to the composition of matter or method of use of any Licensed Product in the Primary Indication, and for the avoidance of doubt excluding any licence or Third Party right relating to the Conditioning Regimen or Manufacturing Process, and (ii) the Licensed Product cannot be Developed or Commercialised in the Primary Indication without such licence or other Third Party right, then Pharming shall be entitled to deduct [fifty percent (50%)] of all royalty payments paid to such Third Party pursuant to such agreement from the royalties due to Orchard pursuant to Section 9.5.1. (b) If, on a Licensed Product-by-Licensed Product basis, any Royalty Payments that are payable pursuant to Section 9.5.1 attributable to Net Sales in the United States in which there is no Valid Claim within the Orchard Background Patents, Orchard Collaboration Patents or Orchard Platform Patents Covering the composition of matter or method of use in the Field with respect to such Licensed Product, then the royalty rate otherwise applicable to the Net Sales of such Licensed Product in the United States under Section 9.5.1 will be reduced by [thirty percent (30%)].

7897269 v13 61 (c) In the event that one (1) or more Generic Products with respect to the Licensed Product are commercially available in a given country in the Territory (“Generic Competition”), in a given Quarter, then Pharming shall be entitled to deduct (i) (x) in respect of all countries other than the United States [thirty-five percent (35%)] and (y) in respect of the United States [seven and a half percent (7.5%)], in each case (x) and (y) from the royalties due to Orchard under Section 9.5.1 with respect to the Licensed Product in such country, provided that Net Sales of the Licensed Product in such country in such Quarter equals between [seventy-five percent (75%)] [and fifty percent (50%)] of the average Net Sales of the Licensed Product over the four (4) consecutive Quarters immediately prior to the Quarter in which one or more Generic Products first became commercially available in such country, or (ii) [fifty percent (50%)] from the royalties due to Orchard under Section 9.5.1 with respect to the Licensed Product in such country if Net Sales of the Licensed Product in such country in such Quarter equals less than [fifty percent (50%)] of the average Net Sales of the Licensed Product over the four (4) consecutive Quarters immediately prior to the Quarter in which one or more Generic Products first became commercially available in such country, in each case of (i) and (ii), in such Quarter and thereafter in each Quarter during the Royalty Term in which there is Generic Competition at either such level, with respect to the Licensed Product in such country. (d) In no event will the aggregate amount of royalties due to Orchard for the Licensed Product in a country in the Territory in any given Quarter during the Royalty Term for the Licensed Product in such country be reduced by more than [fifty percent (50%)] of the amount that otherwise would have been due and payable to Orchard in such Quarter for the Licensed Product in such country under Section 9.5.1 but for the reductions set forth in Sections 9.5.3(a), (b), and (c)

7897269 v13 62 above. Pharming shall have the right to carry over to subsequent Quarters any excess deduction that Pharming did not use to offset Royalty Payments due in such Quarter as a result of this Section 9.5.3(d) until the credit has been fully applied. ARTICLE 10 PAYMENT; RECORDS; AUDITS 10.1 Royalty Payments and Reports. Pharming shall calculate all amounts payable to Orchard pursuant to Section 9.5 at the end of each Quarter, which amounts shall be converted to Dollars, in accordance with Section 10.3. Within [sixty (60)] days of the end of such Quarter, Pharming shall provide to Orchard a statement of (a) the amount of gross sales and Net Sales of the Licensed Product in each country in the Territory during the applicable Quarter (including such amounts expressed in local currency and as converted to Dollars), (b) the deductions applied in the calculation of Net Sales from gross sales, (c) the applicable royalty rate(s) under Section 9.5.1 (including any reduction(s) to such royalty rate(s) under Section 9.5.3), and (d) a calculation of the amount of royalty payment due on such Net Sales for such Quarter. Following the receipt of such statement for such Quarter, Orchard shall issue to Pharming an invoice of the Royalty Payments for such Quarter, which invoice shall be payable by Pharming within [thirty (30)] days of receipt. 10.2 Pre-Clinical Research, NTCR and Manufacturing Payments. Within [thirty (30)] days after the later of (a) the receipt of each report pursuant to Section 9.2.3 and (b) the resolution of any questions raised by the receiving Party of any such report with respect to such report, the applicable Party shall issue an invoice to the paying Party to achieve the allocation of Costs provided in Section 9.2.1, and the paying Party will pay such invoice within [thirty (30)] days of receipt. 10.3 Mode of Payment. All payments to either Party under this Agreement shall be made, without setoff, by deposit of Dollars in the requisite amount from an entity domiciled in the United States, the United Kingdom or the Netherlands, to such bank account as the payee Party may from time to time designate by notice to the paying Party. For the

7897269 v13 63 purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using the exchange rate used by such Party in its standard conversion methodology consistent with Accounting Standards in the quarter when such Net Sales occurred. 10.4 Taxes. 10.4.1 Withholding Taxes. Where any sum due to be paid to either Party under this Agreement is subject to any withholding tax under Applicable Laws, the Parties shall use their reasonable efforts to take all such actions, including but not limited to executing and delivering relevant documents, as will enable them to take advantage of any applicable double taxation agreement or treaty or otherwise reduce or eliminate such withholding tax. If and to the extent the withholding tax is applicable, the payor shall remit such withholding tax to the appropriate government authority, deduct the amount paid from the amount due to payee, and secure and send to payee satisfactory evidence of the payment of such withholding tax. If any withholding taxes are refundable, creditable or otherwise recoverable, each Party will provide the other such assistance as is reasonably required to obtain a refund of the withheld taxes, obtain a credit with respect to such taxes paid, or otherwise recover such taxes. 10.4.2 Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes, and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this

7897269 v13 64 Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. 10.4.3 Taxes Resulting from a Party’s Action. Notwithstanding the foregoing in this Section 10.4, if a Party takes any action of its own discretion (not required by Applicable Laws, the terms of this Agreement or a Regulatory Authority or any other agreement between the Parties written or otherwise), including any assignment without the prior written consent of the other Party, or change of place of incorporation, or failure to comply with Applicable Laws or filing or record retention requirements, which directly results in an additional or increased amount of withholding tax with respect to payments to be made pursuant to this Agreement compared with what would have been made had such action not been taken (“Withholding Tax Action”), then such Party shall bear the amount of such withholding tax to the extent resulting from such Withholding Tax Action. For clarity, if Pharming undertakes a Withholding Tax Action, then the sum payable by Pharming (in respect of which such withholding is required to be made) shall be increased to the extent necessary to ensure that Orchard receives a sum equal to the sum which it would have received had no such Withholding Tax Action occurred after taking into account any tax credit available to the payee in respect of such withholding and provided that in no circumstances shall Pharming be liable for any withholding tax that would not have arisen had the recipient been a resident of the United Kingdom and eligible for all the benefits under an applicable Double Tax Treaty with the United Kingdom. 10.5 Financial Records. Each Party shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate financial books and records pertaining to the activities performed under the Pre-Clinical Plan, the Clinical Development Plan or the Exploitation of the Licensed Product (including, the Net Sales of the Licensed Product) in sufficient detail to calculate all amounts payable hereunder with respect thereto and to verify compliance with its obligations under this Agreement. Such books and records shall be

7897269 v13 65 retained by the Parties and their Affiliates until [three (3)] years after the end of the Year to which such books and records pertain. 10.6 Audit. At either Party’s request, the other Party shall, and shall cause its Affiliates and Sublicensees to, permit an independent public accounting firm of internationally recognized standing designated by the auditing Party and reasonably acceptable to the audited Party, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 10.5 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not be conducted more than once in any [twelve (12)] month period (unless a previous audit during such [twelve (12)]-month period revealed an underpayment or overpayment with respect to such period). The accounting firm shall report to the Parties with reasons whether the reports are correct or not, and the specific details concerning any discrepancies. Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals an underpayment by the audited Party of more than [seven and a half percent (7.5%)] from the amounts due, in which case the audited Party shall bear the cost of the audit. Unless the audited Party disputes the conclusion of such audit under Section 16.8, if such audit concludes that (x) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts within [thirty (30)] days, or (y) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in either case ((x) or (y)), within [thirty (30)] days after the date on which such audit is completed by the auditing Party. 10.7 Confidentiality. The receiving Party shall treat all information subject to review under this ARTICLE 10 in accordance with the confidentiality provisions of ARTICLE 12 and the Parties shall cause any independent public accounting firm appointed in accordance with Section 10.6, to enter into reasonably acceptable confidentiality agreements with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

7897269 v13 66 ARTICLE 11 INTELLECTUAL PROPERTY 11.1 Ownership of Intellectual Property. 11.1.1 United States Law. For purposes of establishing the Parties’ respective ownership of intellectual property conceived, discovered, developed, or otherwise made under this Agreement, inventorship of Information and inventions conceived, discovered, developed, or otherwise made under this Agreement shall be determined in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs. 11.1.2 Orchard Ownership. As between the Parties, Orchard or an Affiliate designated by Orchard shall own and retain all right, title, and interest in and to any and all Orchard Background IP, Orchard Conditioning IP, Orchard Collaboration IP and Platform IP and to the extent any right, title or interest in or to any Orchard Conditioning IP, Orchard Collaboration IP or Platform IP vests in Pharming, Pharming hereby assigns all of its right, title and interest in and to any Orchard Conditioning IP, Orchard Collaboration IP and Platform IP to Orchard. 11.1.3 Pharming Ownership. As between the Parties, Pharming or an Affiliate designated by Pharming shall own and retain all right, title, and interest in and to any and all Pharming Background IP, Pharming Conditioning IP and Pharming Collaboration IP. To the extent any right, title or interest in or to any Pharming Collaboration IP or Pharming Conditioning IP vests in Orchard, Orchard hereby assigns all of its right, title and interest in and to any Pharming Collaboration IP or Pharming Conditioning IP to Pharming. 11.1.4 Joint Ownership of Joint Collaboration IP. As between the Parties, the Parties shall each own an equal and undivided interest in any and to all Joint Collaboration IP and the Joint Conditioning IP and each Party hereby assigns

7897269 v13 67 into the joint names of both Parties an equal and undivided interest in and to all Joint Collaboration IP and Joint Conditioning IP. At least [once per Quarter] each Party shall disclose to the other Party in writing the development, making, conception, or reduction to practice of any Joint Collaboration IP and Joint Conditioning IP. Subject to the exclusive licences granted to the Joint Collaboration IP and Joint Conditioning IP under Section 3.1, each Party shall have the right to research and Exploit (including by way of granting licences, assignments, mortgages or otherwise, in each case, solely over its share of the Joint Collaboration IP or Joint Conditioning IP) the Joint Collaboration IP and the Joint Conditioning IP without a duty of seeking consent or accounting to the other Party. 11.1.5 Assignment Obligation. Each Party shall cause all Persons who perform Pre-Clinical Research or Development activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using reasonable efforts to negotiate such assignment obligation, provide a licence under) their rights in any Information, Know-How and inventions resulting therefrom to such Party to the extent that the foregoing relates specifically to the Licensed Product. 11.2 Maintenance and Prosecution of Patents. 11.2.1 Orchard Patents. Orchard shall have the sole right subject to this Section 11.2.1, but not the obligation, to prepare, file, prosecute, and maintain the Orchard Background Patents, Orchard Collaboration Patents, Orchard Conditioning Patents and the Platform Patents worldwide. The cost and expense of such activities shall be borne as follows: (i) to the extent relating to any and all Product Specific Patents, by Pharming, and (ii) to the extent relating to any and all Orchard Background Patents, Orchard Collaboration Patents, Orchard Conditioning Patents and the Platform Patents which are not Product Specific Patents, by Orchard. Orchard shall keep Pharming

7897269 v13 68 reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of the Orchard Background Patents, Orchard Collaboration Patents, Orchard Conditioning Patents and the Platform Patents, including any Product Specific Patents. If Orchard, during the Term, determines in its sole discretion to abandon or not maintain any of the Orchard Background Patents, Orchard Collaboration Patents, Orchard Conditioning Patents, or the Platform Patents, in the Territory, and such Orchard Background Patent, Orchard Collaboration Patent, Orchard Conditioning Patents or Platform Patent Covers any Licensed Product, then Orchard shall provide Pharming with prior written notice sufficiently in advance of any abandonment to enable Pharming, at its sole discretion, to maintain such Orchard Background Patents, Orchard Collaboration Patents, Orchard Conditioning Patents or Platform Patents, as the case may be, and assume the prosecution, at its sole cost and expense, and on receipt of such notice, Orchard shall transfer such prosecution to Pharming. 11.2.2 Pharming Patents. Pharming shall have the sole right with respect to the Pharming Background Patents, and the sole right subject to this Section 11.2.2 with respect to the Pharming Conditioning Patents and the Pharming Collaboration Patents, but not the obligation, to prepare, file, prosecute, and maintain the Pharming Background Patents, Pharming Conditioning Patents and the Pharming Collaboration Patents worldwide, at Pharming’s own cost and expense. Pharming shall keep Orchard reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of the Pharming Conditioning Patents and Pharming Collaboration Patents. If Pharming, during the Term, determines in its sole discretion to abandon or not maintain any Pharming Collaboration Patent or Pharming Conditioning Patent in the Territory, then Pharming shall provide Orchard with prior written notice sufficiently in advance of any abandonment to enable Orchard, at its sole discretion, to maintain such Pharming Collaboration Patent or Pharming Conditioning Patent, as the case may be, and assume the

7897269 v13 69 prosecution, at its own cost and expense, and on receipt of such notice, Pharming shall transfer such prosecution to Orchard. 11.2.3 Joint Collaboration Patents. Pharming shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain the Joint Collaboration Patents and the Joint Conditioning Patents worldwide, the cost and expense of such activities shall be borne as follows: (i) to the extent relating to any and all Joint Collaboration Patents and the Joint Conditioning Patents filed on or before the first IND Clearance in respect of the Licensed Product, by Pharming, and (ii) to the extent relating to any and all Joint Collaboration Patents and the Joint Conditioning Patents filed after the first IND Clearance in respect of the Licensed Product, equally between the Parties. Pharming shall keep Orchard reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of such Joint Collaboration Patents and Joint Conditioning Patents, and shall provide Orchard with a copy of all communications to and from the patent authorities regarding such Joint Collaboration Patents and Joint Conditioning Patents, including drafts of any filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow Orchard a reasonable opportunity to review and comment thereon. Pharming shall reasonably consider and incorporate Orchard’s requests and suggestions with respect to such drafts and with respect to strategies for filing and prosecuting such Joint Collaboration Patents and Joint Conditioning Patents. If Pharming, during the Term, determines in its sole discretion to abandon or not maintain any of such Joint Collaboration Patents and Joint Conditioning Patents in the Territory, then Orchard shall have the right, but not the obligation, to maintain and assume the prosecution of such Patent. Pharming shall provide Orchard with prior written notice sufficiently in advance of any abandonment to enable Orchard, at its sole discretion, to maintain such Joint Collaboration Patent or Joint Conditioning Patent and assume the prosecution, at its sole cost. Promptly upon receipt of any notice from Orchard that it wishes to maintain

7897269 v13 70 and assume the prosecution of such Patent in accordance with the foregoing, Pharming shall transfer such prosecution to Orchard. 11.2.4 Patent Term Extension and Supplementary Protection Certificate. The Parties shall cooperate on decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Product Specific Patents and Joint Collaboration Patents, and Joint Conditioning Patents in any country or other jurisdiction. Pharming shall have the first right, but not the obligation, to apply for any extension or supplementary protection certificate for Product Specific Patents and Joint Collaboration Patents, Joint Conditioning Patents and, where Pharming elects not to make an application for any extension or supplementary protection certificate, it shall inform Orchard in sufficient time for Orchard to make such application and provide a copy of all documents and other information that Orchard may need to make such application. Each Party shall keep the other fully informed of its efforts to obtain such extension or supplementary protection certificate. Each Party shall provide prompt and reasonable assistance, as requested by the other, including by taking such action as patent holder as is required under any Applicable Law to obtain such patent extension or supplementary protection certificate. 11.3 Enforcement of Patents. 11.3.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Orchard Background Patents, the Orchard Conditioning Patents, the Orchard Collaboration Patents, the Pharming Conditioning Patents, Pharming Collaboration Patents, the Joint Conditioning Patents, the Platform Patents or Joint Collaboration Patents, including the Product Specific Patents, in any jurisdiction in the Territory of which such Party becomes aware in connection with the Exploitation of any Licensed Product or any product that competes with the Licensed Product (an

7897269 v13 71 “Infringement”), in each case to the extent such Infringement involves, as to the Licensed Product, a competing product in the Field (a “Competitive Infringement”). 11.3.2 Orchard Patents. Subject to Section 11.3.5, Orchard shall have the sole and exclusive right, but not the obligation, to enforce and defend worldwide under its control, at its own Cost, the Orchard Background Patents, Orchard Collaboration Patents, Orchard Conditioning Patents and Platform Patents. 11.3.3 Pharming Patents. Pharming shall have the sole right, but not the obligation, to enforce and defend worldwide under its control, and at its own Cost, the Pharming Background Patents, Pharming Conditioning Patents, and Pharming Collaboration Patents. 11.3.4 Joint Collaboration Patents and Joint Conditioning Patents. Unless and until [Orchard] assumes the maintenance and prosecution of such Joint Collaboration Patent or Joint Conditioning Patent pursuant to Section 11.2.3, [Pharming] shall have the first right, but not the obligation, to enforce and defend worldwide under its control, and at its own Cost, the Joint Collaboration Patents and Joint Conditioning Patents. If [Pharming] does not use Reasonable Efforts to enforce or defend any such Infringement with respect to such Joint Collaboration Patents or Joint Conditioning Patents (a) within [one hundred twenty (120)] days following the first notice provided to it pursuant to this Section 11.3.4, or (b) if earlier, [forty (40)] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then [Orchard] may enforce such Joint Collaboration Patent(s) or Joint Conditioning Patent(s) at its own Cost. 11.3.5 Product Specific Patents. [Pharming] shall have the first right, but not the obligation, to enforce and defend worldwide under its control, and at its own Cost, the Product Specific Patents. If [Pharming] does not exercise Reasonable Efforts to enforce or defend any such Infringement with respect to such Product Specific Patents (a) within [sixty (60)] days following the first

7897269 v13 72 notice provided to it pursuant to this Section 11.3.5, or (b) if earlier, [thirty (30)] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then [Orchard] may enforce such Product Specific Patents at its own Cost. 11.3.6 Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 11.3.6. Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any Infringement litigation in accordance with this Section 11.3.6 shall have the right to settle such claim; provided that no Party shall have the right to settle any Infringement litigation under this Section 11.3.6 in a manner that (a) [would restrict the scope or admit the invalidity or unenforceability of a Patent owned or controlled (other than pursuant to this Agreement) by the other Party], (b) [diminishes or has a material adverse effect on the rights or interest of the other Party], or (c) [imposes any costs or liability on, or involves any admission by, the other Party], in each case (a) – (c) without the express written consent of such other Party, such consent not to be unreasonably withheld, conditioned, or delayed. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings. 11.3.7 Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in this Section 11.3.7 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided that to the extent

7897269 v13 73 that any award or settlement (whether by judgment or otherwise) is paid to Pharming in respect of any of the Royalty Patents, such amounts shall be treated as Net Sales of the relevant Licensed Product in the Quarter in which such award or settlement is received solely for the purposes of calculation of Royalty Payment, but, for clarity, such amounts shall not count towards the achievement of any Sales Milestone. 11.4 Infringement Claims by Third Parties. If the Exploitation of the Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by [Pharming] (or its Affiliates or Sublicensees), [Pharming] shall have the first right, but not the obligation, to defend and control the defence of any such claim, suit, or proceeding at its own Cost, using counsel of its own choice; provided, however, that the provisions of Sections 11.3.2 and 11.3.5 shall govern the right of [Pharming] to assert a counterclaim of infringement of any Orchard Background Patent, Orchard Collaboration Patent, Orchard Conditioning Patent or Platform Patent. 11.5 Invalidity or Unenforceability Defences or Actions. 11.5.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Orchard Background Patents, Orchard Collaboration Patents, Orchard Conditioning Patents, Platform Patents, Joint Conditioning Patents or Joint Collaboration Patents by a Third Party, in each case in the Territory and of which such Party becomes aware. 11.5.2 Orchard Patents. Except as set out in Section 11.5.5, Orchard shall have the sole right, but not the obligation, to defend and control the defence of the validity and enforceability of the Orchard Background Patents, Orchard Collaboration Patents, Orchard Conditioning Patents and Platform Patents. 11.5.3 Pharming Patents. Except as set out in Section 11.5.5, Pharming shall have the sole right, but not the obligation, to defend and control the defence of the

7897269 v13 74 validity and enforceability of the Pharming Background Patents, Pharming Conditioning Patents and Pharming Collaboration Patents. 11.5.4 Joint Collaboration Patents and Joint Conditioning Patents. Unless and until [Orchard] assumes the maintenance and prosecution of such Joint Collaboration Patent or Joint Conditioning Patent pursuant to Section 11.2.3, [Pharming] shall have the first right, but not the obligation, to defend and control the defence of the validity and enforceability of the Joint Collaboration Patents and Joint Conditioning Patents. [Orchard] may participate in any such claim, suit, or proceeding in the Territory related to such Joint Collaboration Patents or Joint Conditioning Patents with counsel of its choice at its own Cost; provided that [Pharming] shall retain control of the defence in such claim, suit, or proceeding. If [Pharming] elects not to defend or control the defence of any such Joint Collaboration Patents or Joint Conditioning Patents, in a suit brought in the Territory, or otherwise fails to initiate and maintain the defence of any such claim, suit, or proceeding, then [Orchard] may conduct and control the defence of any such claim, suit, or proceeding, at its own Cost; provided, that [Orchard] shall obtain the written consent of [Pharming] prior to settling or compromising such defence, such consent not to be unreasonably withheld, conditioned, or delayed. To the extent that there is any claim, suit, or proceeding of any of the Joint Collaboration Patents or Joint Conditioning Patents in the Territory that is not covered by the process set forth above, then each Party shall have the right to defend and control the defence of the validity and enforceability of the Joint Collaboration Patents or Joint Conditioning Patents subject to Applicable Law. 11.5.5 Product Specific Patents. [Pharming] shall have the first right, but not the obligation, to defend and control the defence of the validity and enforceability of the Product Specific Patents. [Orchard] may participate in any such claim, suit, or proceeding in the Territory related to such Product Specific Patents with counsel of its choice at its own Cost; provided that [Pharming] shall

7897269 v13 75 retain control of the defence in such claim, suit, or proceeding. If [Pharming] elects not to defend or control the defence of any such Product Specific Patents, or otherwise fails to initiate and maintain the defence of any such claim, suit, or proceeding, then [Orchard] may conduct and control the defence of any such claim, suit, or proceeding, at its own Cost; provided that [Orchard] shall obtain the written consent of [Pharming] prior to settling or compromising such defence, such consent not to be unreasonably withheld, conditioned, or delayed. 11.5.6 Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 11.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defence or claim or counterclaim related to Section 11.5.4, the controlling Party shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defence, claim, or counterclaim. In connection with the activities set forth in this Section 11.5, each Party shall consult with the other as to the strategy for the defence of the Joint Collaboration Patents and Joint Conditioning Patents. 11.6 UPC. 11.6.1 To the extent Pharming or its designee is maintaining and prosecuting such Patents under Section 11.2, Pharming will have the right to determine whether to opt in or opt out (and to opt in again) of the Unified Patent Court system in respect of the Pharming Background Patents, Pharming Collaboration Patents, Pharming Conditioning Patents, Joint Conditioning Patents, Product Specific Patents and Joint Collaboration Patents and if requested by Pharming, Orchard will promptly do all things reasonably necessary and execute all documents required to give effect to such decision(s), provided

7897269 v13 76 that Pharming will reimburse Orchard its reasonable out-of-pocket costs incurred in performing such acts. 11.6.2 To the extent Orchard or its designee is maintaining and prosecuting such Patents under Section 11.2, as between the Parties, Orchard will have the right to determine whether to opt in or opt out (and to opt in again) of the Unified Patent Court system in respect of the Orchard Background Patents, Orchard Conditioning Patents, Orchard Collaboration Patents and Platform Patents, in each case, excluding any Product Specific Patents, and if requested by Orchard, Pharming will promptly do all things reasonably necessary and execute all documents required to give effect to such decision(s), provided that Orchard will reimburse Pharming its reasonable out-of-pocket costs incurred in performing such acts. ARTICLE 12 CONFIDENTIALITY AND NON-DISCLOSURE 12.1 Confidentiality Obligations. At all times during the Term and for a period of [ten (10)] years following termination or expiration hereof in its entirety, each Party shall, and each of the foregoing shall cause its Affiliates and its and their respective officers, directors, employees, consultants, contractors, and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 12.1 with respect to any Confidential Information shall not include any information that: 12.1.1 has been published by a Third Party or otherwise is or hereafter becomes part of the public domain through no fault on the part of the receiving Party;

7897269 v13 77 12.1.2 have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; 12.1.3 is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; 12.1.4 that is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or 12.1.5 have been independently developed by or for the receiving Party without reference to or use of the disclosing Party’s Confidential Information. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party. 12.2 Permitted Disclosures. Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances: 12.2.1 (a) filing or prosecuting Patents as contemplated by this Agreement, (b) prosecuting or defending litigation as contemplated by this Agreement, or (c) obtaining or maintaining Regulatory Approval of the Licensed Product; 12.2.2 complying with applicable court orders or governmental regulations, including regulations promulgated by securities exchanges on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted);

7897269 v13 78 12.2.3 disclosure to its and its Affiliates’ respective officers, directors, employees, auditors, consultants, contractors, and agents, in each case on a need-to-know basis in connection with the Exploitation of any Licensed Product in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and 12.2.4 disclosure to actual and bona fide potential investors, acquirors, licensees, sublicensees, and other financial or commercial partners for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein (provided that the foregoing obligation shall be deemed satisfied if the duration of such obligations of confidentiality and non-use is at least [ten (10)] years and such obligations of confidentiality and non-use are otherwise at least as stringent as those herein); provided that the disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment, acquisition, or collaboration, which redaction shall be prepared in consultation with the other Party. Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2.1 or 12.2.2, it will, except where impermissible, give reasonable advance notice to the other Party of such disclosure and comply with all reasonable requests of the disclosing Party with respect to maintaining confidence in such Confidential Information and in any event shall use the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information. Any information disclosed pursuant to this Section 12.2 shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this ARTICLE 12.

7897269 v13 79 12.3 Use of Name. Except as expressly provided in this Agreement and subject to Section 12.4, neither Party shall use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance, which approval shall not be unreasonably withheld, conditioned, or delayed. The restrictions imposed by this Section 12.3 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to such other Party as far in advance as reasonably practicable (and in no event less than [three (3)] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment on such disclosure. 12.4 Public Announcements. The Parties have agreed the press release set out as Schedule 12.4 shall be the press release announcing the transaction contemplated by this Agreement. Other than this press release, neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [five (5)] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon, but provided that such [five (5)] Business Days review period has expired, such Party shall be free to make such public disclosure. Notwithstanding anything to the contrary herein, following the initial press release announcing this Agreement, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the

7897269 v13 80 other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith. 12.5 Publications. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the Pre- Clinical Research and Development activities hereunder. 12.5.1 By Orchard. Subject to Section 12.4, Orchard shall have the right to make any publications, presentations, or public disclosures related to the Licensed Product, or the Pre-Clinical Research or Development thereof, subject to Pharming’s prior review and approval under Section 12.5.3, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Orchard shall not require Pharming’s review or approval in the event that any such publication, presentation or public disclosure has either (i) been previously approved by Pharming, or (ii) contains only information which is already in the public domain. 12.5.2 By Pharming. Subject to Section 12.4, Pharming shall have the right to make any publications, presentations, or public disclosures related to the Licensed Product, subject to Orchard’s prior review, as set out in Section 12.5.3. Notwithstanding the foregoing, Pharming shall not require Orchard’s prior review in the event that any such publication, presentation or public disclosure has either (i) been previously approved by Orchard, or (ii) contains only information which is already in the public domain. 12.5.3 Review Process. Before any paper, poster or abstract is submitted for publication or an oral presentation is made under Section 12.5.1 or Section 12.5.2, the publishing or presenting Party (the “Publishing Party”) shall deliver a then-current copy of the paper or materials for oral presentation to the non-publishing Party at least [forty-five (45)] days prior to submitting the paper to a publisher or making the presentation. The non-publishing Party shall review any such paper and give its comments to such Publishing Party within [thirty (30)] days after the delivery of such paper to such other Party,

7897269 v13 81 and, in the case of Orchard as the Publishing Party, Pharming shall confirm whether or not it approves the publication, presentation or disclosure (such approval not to be unreasonably withheld, conditioned or delayed). The Publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such paper prior to submission and will withhold publication of any such paper or any presentation of same for an additional [ninety (90)] days in order to permit the Parties to obtain Patent protection if such other Party deems it necessary (in the case of Orchard as the Publishing Party, and if Pharming approves the applicable publication presentation or disclosure, the foregoing may be required by Pharming as a condition of such approval). 12.6 Return of Confidential Information. Upon termination of this Agreement in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations under this Agreement, as required by Applicable Law, or for legal archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. ARTICLE 13 REPRESENTATIONS AND WARRANTIES 13.1 Mutual Warranties. Each Party hereby represents and warrants, as of the Effective Date, as follows: 13.1.1 Organization. It is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all

7897269 v13 82 requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement. 13.1.2 Authorization. The execution and delivery of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party. 13.1.3 Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity). 13.1.4 No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder. 13.1.5 No Litigation. There is no claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to its actual knowledge, threatened, against it or any of its Affiliates. 13.2 Additional Warranties by Orchard. Orchard hereby warrants to Pharming, as of the Effective Date, as follows: 13.2.1 it or its Affiliates are the sole owner of the Orchard Background IP, all of which are free and clear of any liens, charges and encumbrances, except such

7897269 v13 83 liens, charge and encumbrances that do not adversely affect or diminish Orchard’s ability to perform its obligations or grant any licence under this Agreement; 13.2.2 Orchard has not received any written notice of any, nor is there any ongoing claim or, to Orchard’s Knowledge, threatened claim by any Third Party (i) challenging the scope, validity or enforceability of any issued Orchard Background Patents, (ii) asserting the misuse or non-infringement of any of the Orchard Background IP, (iii) challenging Orchard’s ownership or control of any of the Orchard Background IP; or (iv) otherwise instituting any Patent Challenge; 13.2.3 Schedule 1.84 sets out a complete and accurate list of all Orchard Background Patents, as they exist as of the Effective Date, 13.2.4 Orchard does not own, Control, or otherwise possess any Know-How or Patent, as applicable, that is necessary in connection with the Exploitation of the Licensed Product, as the Licensed Product exists at the Effective Date, which is not, or which is not contemplated to be, licensed under this Agreement; 13.2.5 Orchard and its Affiliates have complied with all Applicable Law in all material respects, including any disclosure requirements, in connection with the filing, prosecution, and maintenance of the Orchard Background Patents in the Territory. In addition, Orchard has paid all necessary application, registration, maintenance, and renewal fees in respect of the Orchard Background Patents, and Orchard has filed all necessary documents and certificates with the relevant agencies for the purpose of maintaining the Orchard Background Patents; 13.2.6 to the Knowledge of Orchard, no Third Party has infringed, is infringing or has threatened to infringe any Orchard Background Patents or has

7897269 v13 84 misappropriated, is misappropriating or has threatened to misappropriate any Orchard Background Know-How; 13.2.7 to the Knowledge of Orchard, the Development, Manufacture or Commercialization of the Licensed Product does not infringe any Third Party Patents or misappropriate any Third Party Know-How. To the Knowledge of Orchard, Orchard has not (a) infringed any Patents of any Third Party, or (b) misappropriate any Know-How of any Third Party, in each case ((a) and (b)), in connection with its Development or Manufacture of any Licensed Product; 13.2.8 all material and non-public Orchard Background Know-How related to any Licensed Product has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the Knowledge of Orchard, no material breach of such confidentiality has been committed by any Third Party; 13.2.9 Orchard and [MolMed] have entered into the [MolMed] Agreements, which are in full force and effect, and Orchard has the right under the [MolMed] Agreements to order from [MolMed] and deliver to Pharming Licensed Products for the purposes of performing Clinical Studies, and the [MolMed] Agreements do not conflict with Orchard’s obligations under Section 8.1; 13.2.10 Orchard, its Affiliates and its and their respective contractors and consultants have conducted (including the generation, preparation, maintenance and retention of documentation with respect thereto) all Development and Manufacture of Licensed Products in accordance with Applicable Law in all material respects; and 13.2.11 neither Orchard nor any of its Affiliates, nor, to the Knowledge of Orchard, its subcontractors, has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to any Licensed Product.

7897269 v13 85 Solely for the purposes of this Section 13.2, when interpreting the definition of “Orchard Background IP” as used in this Section 13.2, Orchard Background Know-How and Orchard Background Patents shall be construed as those Know-How or Patents (as applicable) that are contemplated to be used by Orchard, its Affiliates or Subcontractors in the performance of its activities under the Agreement as of the Effective Date, or contemplated to be provided to Pharming or its Affiliates for use in its performance of their activities under this Agreement as of the Effective Date, including those Know-How or Patents (as applicable) contemplated to be used or provided under the Pre-Clinical Plan. 13.3 Mutual Covenants. Each Party hereby covenants and agrees, in connection with the performance of its activities under this Agreement: 13.3.1 it shall not employ, contract with, or retain any person directly or indirectly to perform any of the activities under this Agreement if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.); 13.3.2 all activities conducted by or on behalf of it under this Agreement shall be performed in accordance with Applicable Laws, and applicable established internal policies and procedures (if any), including policies and procedures pertaining to research involving laboratory animals or hazardous agents and materials, as applicable. Each Party agrees that any animals used in the performance of studies under the Pre-Clinical Plan will be handled in accordance with established guidelines for the care and use of laboratory animals; 13.3.3 in performing its obligations under the Pre-Clinical Plan or the Clinical Development Plan, ensure that it complies with the following good data management practices: (a) data is generated using sound scientific techniques and processes; (b) data is being accurately recorded in accordance with good scientific practices by persons conducting such activities; (c) data is being analyzed appropriately without bias in accordance with good scientific

7897269 v13 86 practices; and (d) data trails exist to demonstrate or reconstruct key decisions made during the conduct of such activities; 13.3.4 in the exercise of rights and performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws and, without limiting the generality of the foregoing, it shall not perform any actions that are prohibited by local or other anti-corruption laws (collectively, “Anti- Corruption Laws”) that may be applicable to such Party. Without limiting the generality of the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any Government Official or government employee, to any political party official or candidate for political office or to any other Third Party, in each case, related to the transaction in a manner that would violate Anti-Corruption Laws; and 13.3.5 if such Party is Orchard, Orchard shall not, and shall procure that its Affiliates shall not, after the Effective Date, grant to any Affiliate of Orchard or any Third Party any license or other rights that would materially reduce or limit the rights granted to Pharming under this Agreement, restrict or result in a restriction on Pharming’s ability to Exploit any Licensed Product in accordance with this Agreement, or that would limit or eliminate the ownership or control of any Know-How or Patent that would be subject to the license grant under Section 3.1 in the absence of such agreement or arrangement. 13.4 Disclaimer of Warranties. Except for the express warranties set forth herein, neither Orchard nor Pharming nor any of their respective Affiliates makes any warranties, express or implied, either in fact or by operation of law, by statute, or otherwise, and each Party specifically disclaims any other warranties, whether written or oral, express or implied, including any warranty of quality, merchantability, or fitness for a particular use or purpose, or any warranty as to the validity of any patents or the non-infringement of any intellectual property rights of Third Parties.

7897269 v13 87 ARTICLE 14 INDEMNITY 14.1 Indemnification of Orchard. Pharming shall indemnify Orchard, its Affiliates, and their respective directors, officers, employees, consultants, contractors and agents (collectively, the “Orchard Indemnitees”) against any and all losses, damages, liabilities, penalties and costs (including reasonable attorneys’ fees and costs) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Claims”) incurred by or rendered against the Orchard Indemnitees arising from or occurring as a result of: 14.1.1 the Exploitation of any Licensed Product by or on behalf of any Pharming Indemnitee or Sublicensee; or 14.1.2 the breach by Pharming of any warranty, representation, covenant, or agreement made by Pharming in this Agreement; or 14.1.3 the negligence, recklessness or willful misconduct of any Pharming Indemnitee or Sublicensee; excluding, in each case of Sections 14.1.1 to 14.1.3, such Losses: (a) to the extent Orchard has an indemnification obligation pursuant to Section 14.2 for such Losses, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses, or (b) to the extent resulting from any Orchard Indemnitee’s breach of this Agreement, negligence or wilful misconduct. 14.2 Indemnification of Pharming. Orchard shall indemnify Pharming, its Affiliates, and its and their respective directors, officers, employees, consultants, contractors and agents (collectively, the “Pharming Indemnitees”), against any and all Losses in connection with any and all Claims incurred by or rendered against the Pharming Indemnitees arising from or occurring as a result of: 14.2.1 the breach by Orchard of any warranty, representation, covenant, or agreement made by Orchard in this Agreement; or

7897269 v13 88 14.2.2 the negligence, recklessness or willful misconduct of any Orchard Indemnitee; excluding, in each case of Section 14.2.1 and 14.2.2, such Losses: (a) for which Pharming has an indemnification obligation pursuant to Section 14.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses, or (b) to the extent resulting from any Pharming Indemnitee’s breach of this Agreement, negligence or wilful misconduct. 14.3 Indemnification Procedure. A Party that intends to claim indemnification under this ARTICLE 14 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defence or settlement of such Claim. The Indemnitee may participate at its Cost in the Indemnitor’s defence of and settlement negotiations for any Claim with counsel of the Indemnitee’s own choice. The indemnity arrangement in this ARTICLE 14 shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned, or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this ARTICLE 14 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. 14.4 Indirect and Consequential Losses. Except to the extent any such damages are required to be paid to a Third Party as part of a Claim for which a Party provides indemnification under this ARTICLE 14, neither Party nor any of its Affiliates shall be liable for any: (i) indirect or consequential loss, or (ii) loss of profits, loss of revenue, loss of goodwill, or business interruption, howsoever caused, whether or not direct or indirect, and whether or not reasonably foreseeable, in each case (i) and (ii) whether in contract, tort, negligence, breach of statutory duty, or otherwise in connection with or arising in any

7897269 v13 89 way out of the terms of this agreement or the transactions contemplated hereby or the use of the Licensed Product, even if advised of the possibility of such damage. The foregoing limitation of liability shall not operate to limit or exclude either Party’s liability for (a) death or personal injury, (b) wilful misconduct (including fraud and fraudulent misrepresentation), or (c) any other liability which, pursuant to Applicable Law, cannot be limited or excluded. 14.5 Insurance. Each Party shall have and maintain, at its sole cost, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry generally for the activities to be conducted by such Party under this Agreement. Such liability insurance or self-insurance program shall insure against all types of liability, including liability for personal injury, physical injury or property damage, arising out of such Party’s activities hereunder. This Section 14.5 shall not create any limitation on the Parties’ liability under this Agreement. Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by the Parties hereunder. ARTICLE 15 TERM AND TERMINATION 15.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall remain in effect, on a country-by-country basis, until the expiration of the Royalty Term for the Licensed Product in such country (the “Term”). Upon the expiration of the Royalty Term for the Licensed Product in a particular country, the licences granted to Pharming under Section 3.1 for the Licensed Product in such country shall become fully-paid, royalty-free, perpetual, and remain exclusive, and shall continue solely to the limited extent that such licences grant rights to (i) Know-How that is at such time, and which remains, confidential and/or (ii) Valid Claims of any Patents licensed to Pharming under Section 3.1. For clarity, subject to

7897269 v13 90 ARTICLE 4, nothing in this Agreement shall restrict or limit either Party’s (or their respective Affiliates’ or sublicensees’) ability to use or practice any Know-How Controlled by Orchard or its Affiliates that subsequently comes within the public domain. 15.2 Termination by Pharming for Convenience. Pharming shall have the right to terminate this Agreement for any or no reason: (i) in the event that such termination notice is submitted prior to the first IND Clearance being received in respect of the Licensed Product, upon [ninety (90)] days’ prior written notice to Orchard and (ii) in the event that such termination notice is submitted on or after the first IND Clearance is received in respect of the Licensed Product, upon [one hundred and eighty (180)] days’ prior written notice to Orchard, provided that in either case (i) or (ii), such notice is not served by Pharming within the [18 months] following the Effective Date. 15.3 Termination for Material Breach. Each Party shall have the right to terminate this Agreement in the event that the other Party materially breaches this Agreement, and such breach shall have continued for [ninety (90)] days (or [ten (10)] days with respect to any payment breach) after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure, provided that, in the event of a good faith dispute as to whether the other Party has materially breached this Agreement, the relevant cure period with respect thereto shall be tolled from the date of receipt from the non-breaching Party of such written notice and through the resolution to such dispute in accordance with Section 16.8, and it is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder, and, if the material breach in question is cured by the end of the tolled cure period (i.e. prior to resolution of such dispute in accordance with such applicable provisions), then the non-breaching Party shall no longer have a right to termination under this Section 15.3 with respect to such material breach. 15.4 Termination by Orchard for Patent Challenge. Orchard shall have the right to terminate this Agreement, upon [sixty (60)] day advance written notice to Pharming, during which [sixty (60)] day period, the Parties shall confer in good faith on the resolution of any

7897269 v13 91 disputed issue, in the event that Pharming or any of its Affiliates or Sublicensees directly asserts in its own name, or directs a Third Party to assert, a Patent Challenge, provided that, Orchard’s right to terminate under this Section 15.4 shall not apply if: (a) Pharming or any of its Affiliates or Sublicensees withdraws such Patent Challenge, or causes such Patent Challenge to be withdrawn, within the [sixty (60)]-day notice period, or (b) such Patent Challenge is a defense against a claim, action or proceeding asserted by or on behalf of Orchard (or any of its Affiliates) against Pharming or any of its Affiliates or Sublicensees, or otherwise in connection with an assertion of a cross-claim or a counterclaim. For purposes of this Section 15.4, “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity, ownership or enforceability of any of the Orchard Background Patents, Orchard Conditioning Patents, Orchard Collaboration Patents or Orchard Platform Patents (or any claim thereof), including by: (x) filing or pursuing a declaratory judgment action in which any of the Orchard Background Patents, Orchard Conditioning Patents, Orchard Collaboration Patents or Orchard Platform Patents is alleged to be invalid or unenforceable; (y) filing a request for or pursuing a re-examination of any of the Orchard Background Patents, Orchard Conditioning Patents, Orchard Collaboration Patents, Orchard Platform Patents, (other than with Orchard’s written agreement), or becoming a party to or pursuing an interference; or (z) filing or pursuing any opposition, cancellation, nullity, or other like proceedings against any of the Orchard Background Patents, Orchard Conditioning Patents, Orchard Collaboration Patents or Orchard Platform Patents. 15.5 Termination for Insolvency. In the event that a Party (a) files or resolves to file for protection under (i) bankruptcy, (ii) insolvency, (iii) reorganization (save in the case of a solvent reorganization), (iv) restructuring (save in the case of a solvent restructuring), or (v) business rescue laws applicable to that Party in any jurisdiction; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver, administrative receiver, bailiff or trustee or analogous appointment over substantially all of its property; (d) proposes or implements a scheme of arrangement, company voluntary arrangement or other agreement of composition, compromise or extension of its debts (other than in circumstances where such scheme, arrangement or agreement would have no adverse impact on the rights of any other Party to this Agreement); (e) proposes or is

7897269 v13 92 a party to any dissolution or liquidation or ceases continuation of substantially all of its business; (f) is subject to any filing of an application or a petition under any (i) bankruptcy, (ii) insolvency, (iii) reorganization (save in the case of a solvent reorganization), (iv) restructuring (save in the case of a solvent restructuring), or (v) business rescue laws or has any such application or petition filed against it that, in any such case, is not discharged within [sixty (60)] days of the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course (providing always that a request for fulfilment of a specific obligation to be postponed for a specified time shall not amount to an admission that the Party is generally unable to meet its obligations as they fall due), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party. 15.6 Effects of Termination. 15.6.1 Licence Termination. Upon any termination of this Agreement, all rights and licences granted under Section 3.1 shall terminate and be of no further force or effect. For the avoidance of doubt, the licence granted under Section 3.2.2 shall survive termination of this Agreement. 15.6.2 Additional Remedies of Pharming in Lieu of Termination of Agreement by Pharming for Orchard’s Breach. In the event that it is finally determined under Section 16.8 that Pharming has the right to terminate this Agreement under Section 15.3 (for clarity, subject to the provisions of Section 15.3 with respect to cure and tolling), and if such determination occurs prior to the later of: (i) the successful completion of the technology transfer activities under Sections 8.1.1(c) and (d); and (ii) the date when the first Drug Approval Application in respect of the Licensed Product is submitted by Pharming, its Affiliates or Sublicensees to the applicable Regulatory Authority anywhere in the Territory, then, provided that the arbitrator has determined under Section 16.8, in writing, that the remedy set out in this Section 15.6.2 would be a reasonable and proportionate remedy, then Pharming shall have the right to elect, by providing written notice to Orchard

7897269 v13 93 referencing this Section 15.6.2 not later than [thirty (30)] days from such determination under Section 16.8 (the “Election Notice”), as Pharming’s sole and exclusive remedy with respect to such material breach by Orchard, to have this Agreement continue in full force and effect, and to have the following to apply: (a) Pharming’s obligations to pay Development Milestone Payments, Sales Milestone Payments and Royalty Payments shall be reduced to [seventy five percent (75%)] of the amount that would otherwise have been payable under this Agreement; (b) Orchard shall, subject to the requirements of Applicable Law, including any regulatory or ethical requirements, and the orderly completion and wind-down of all work in progress, promptly cease performing any further activities under the Pre-Clinical Plan or Clinical Development Plan and the JSC shall be disbanded; and (c) to the extent the Manufacturing Process has not already been successfully transferred to Pharming, Orchard shall, at its Cost, use Reasonable Efforts to transfer such Manufacturing Process to Pharming, and, to the extent a technology transfer plan has been agreed pursuant to the subsequent sentence, in accordance with any technology transfer plan agreed between the Parties. The Parties will promptly agree, in good faith, a technology transfer plan, which will include the transfer of all information and documents necessary to allow Pharming to assume and carry out the terminated activities previously ascribed to be performed by Orchard under the Pre- Clinical Plan and Clinical Development Plan. Notwithstanding the foregoing, Orchard shall not be required to provide support or assistance or to perform any activities under this Section 15.6.2(c) after the expiry of [six (6)] months from the date of receipt by

7897269 v13 94 Orchard of the notice sent by Pharming under this Section 15.6.2, and for clarity: (1) Pharming’s rights under this Section 15.6.2 shall only apply if the material breach by Orchard of this Agreement has not been cured within the applicable cure period under Section 15.3; and (2) if Pharming has not provided any Election Notice within [thirty (30)] days after such final determination, Pharming shall continue to have the right to terminate this Agreement under Section 15.3 or to have the Agreement continue in full force and effect, and, in addition, to pursue any other rights or remedies available to Pharming. 15.6.3 Development Wind-Down or Transition. (a) Clinical Studies. Pharming shall, in its discretion, on written notice to Orchard, either (i) wind down all Clinical Studies that were Initiated by or on behalf of it prior to the termination of this Agreement (“Ongoing Clinical Studies”), or (ii) be responsible for completing (in accordance with the established protocols) all Ongoing Clinical Studies; provided, that if requested by Orchard in writing, Pharming shall transition such Ongoing Clinical Studies to Orchard. Pharming shall not commence any Clinical Studies with respect to any Licensed Product at any time after it has given or received a notice of termination pursuant to this ARTICLE 15. (b) Cooperation. (i) In the event that Orchard requests to assume responsibility for any of the Ongoing Clinical Studies, Pharming shall provide reasonable cooperation to Orchard and its designee(s) to facilitate, and the Parties shall use reasonable efforts to effect, a reasonable, orderly, and prompt transition of the Ongoing Clinical Studies and other Development

7897269 v13 95 activities relating to the Licensed Product to Orchard and/or its designee(s) following delivery of notice of termination so that Orchard is able to assume responsibility for the same as of the effective date of termination (unless such termination is disputed by either Party). Where the same cannot be fully achieved prior to the effective date of termination, Pharming shall continue to provide such reasonable cooperation to Orchard and its designee(s) until such transition has been completed. Without limiting the generality of the foregoing, in the event of such termination of this Agreement, Pharming shall provide reasonable consultation and assistance after termination, for the purpose of transferring or transitioning to Orchard, Pharming Background Know-How and Pharming Collaboration Know-How not already in Orchard’s possession in each case, to the extent reasonably necessary or useful for Orchard to continue the Ongoing Clinical Studies of the Licensed Product. (ii) In the event this Agreement is terminated by Pharming for convenience pursuant to Section 15.2, by Orchard for Pharming’s breach pursuant to Section 15.3, by Orchard in the event of a Patent Challenge pursuant to Section 15.4, or by Orchard in the event of Pharming’s insolvency pursuant to Section 15.5, Pharming shall bear all reasonable Costs incurred by either Party in the disposition of Ongoing Clinical Studies as set forth in this Section 15.6.3. (iii) In the event this Agreement is terminated by Pharming for Orchard’s breach pursuant to Section 15.3, or by Pharming in the event of Orchard’s insolvency pursuant to Section 15.5 then Orchard shall bear all reasonable Costs of the activities performed by either Party under this Section 15.6.

7897269 v13 96 (iv) In the event Orchard has requested to assume responsibility for such Ongoing Clinical Studies, then at the request of Orchard, as soon as reasonably practicable thereafter the Parties shall in good faith negotiate a Transitional Assistance Agreement, setting out in further detail, the terms on which Orchard shall assume such responsibility including, if applicable, details of the assistance set out in Section 15.6.3(b)(i) to be provided. The aim of such agreement shall be to ensure that Orchard is able to assume responsibility for any Ongoing Clinical Studies and any other Development activities relating to the Licensed Product as promptly and efficiently as possible, to ensure that all necessary regulatory filing(s) or submission(s) are maintained and filed for in good time and that Orchard has access to all documents, records, information, and correspondence reasonably required in connection therewith. 15.6.4 Purchase of Inventory. In the event this Agreement is terminated by Pharming for convenience pursuant to Section 15.2 or by Orchard for Pharming’s breach pursuant to Section 15.3, Orchard shall have the right, at its discretion, to purchase from Pharming any or all of the inventory of the Licensed Product, and inventory of all plasmids and vectors relevant to the manufacture of Licensed Product, held by or on behalf of Pharming at the date of termination at a price equal to Pharming’s Manufacturing cost with no mark-up; provided that Pharming shall be able to retain a sufficient amount of inventory to complete the termination of its Development or Commercialization activities. Orchard shall notify Pharming within [sixty (60)] days of the effective date of termination whether Orchard elects to exercise such right. 15.6.5 Contract Transfer. In the event this Agreement is terminated by Pharming for convenience pursuant to Section 15.2, by Orchard for Pharming’s breach

7897269 v13 97 pursuant to Section 15.3, by Orchard in the event of a Patent Challenge pursuant to Section 15.4, or by Orchard in the event of Pharming’s insolvency pursuant to Section 15.5, at Orchard’s request, Pharming shall use Commercially Reasonable Efforts to assign to Orchard or its designee all then-existing commercial agreements entered into between Pharming and a Third Party relating to the Licensed Products (or, in the case of such commercial agreements that relate to the Licensed Products and other product being Developed or Commercialized by or on behalf of Pharming, the rights and obligations under such commercial agreements solely with respect to the Licensed Product) to the extent reasonably necessary for Orchard to continue the Development and/or Commercialization of the Licensed Product. 15.6.6 Exclusivity. For clarity, upon termination of this Agreement, each Party’s obligations under ARTICLE 4 shall terminate. 15.6.7 Licenses and Patent Prosecution. Upon any termination of this Agreement, Orchard hereby grants to Pharming a non-exclusive, sublicensable right under the Orchard Background IP, Orchard Collaboration IP, Orchard Conditioning IP, Platform IP and Orchard’s interest in the Joint Collaboration IP and the Joint Conditioning IP solely for the purposes of performing Pharming’s remaining obligations under this Agreement and completing any Ongoing Clinical Studies. For clarity, upon termination of this Agreement, Pharming’s rights in respect of the prosecution and enforcement of any Orchard Background Patents, Orchard Conditioning Patents, Orchard Collaboration Patents, Platform Patents and Product Specific Patents shall terminate. 15.6.8 Confidential Information. Upon termination of this Agreement, each Party shall return or cause to be returned to the other Party all Confidential Information of the other Party as provided in Section 12.6. 15.6.9 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

7897269 v13 98 15.6.10 Negotiation for IP Licence. Upon termination of this Agreement by Orchard pursuant to Section 15.3, 15.4, or 15.5, or by Pharming pursuant to Section 15.2, at Orchard’s request, Pharming hereby grants to Orchard a licence in the Field under any Patents and Know-How Controlled by Pharming as of the effective date of such termination, on substantially the terms of this Agreement save as to the diligence obligations, to the extent necessary to Exploit the Licensed Product and shall include a royalty of up to [five percent (5%)] on the applicable Net Sales (each reference to “Pharming, its Affiliates, or Sublicensees” in such definition shall be construed as “Orchard, its Affiliates or their sublicensees” for the purposes of the definition of Net Sales in this Section 15.6.10) of the Licensed Product but shall otherwise be fully paid-up. In the event that the Parties cannot agree the appropriate royalty rate or any other terms of such licence, the royalty rate and/or other terms shall be determined by the dispute resolution processes set out in Section 16.8. 15.6.11 Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following Articles and Sections shall survive any such termination or expiration: [ARTICLE 1, ARTICLE 12, ARTICLE 14, and ARTICLE 16; and Section 3.6, Sections 10.1 to 10.4 (for the duration of any outstanding payment obligations under this Agreement), Section 10.5 (for the duration of any remaining obligations set out therein), and Section 11.1 and Section 15.6]. ARTICLE 16 MISCELLANEOUS 16.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in

7897269 v13 99 fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labour disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [thirty (30)] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Reasonable Efforts to remedy its inability to perform. 16.2 Export Control. Neither Party shall export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export licence or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law. 16.3 Change of Control. 16.3.1 If either Party undergoes a Change of Control with a Third Party, and immediately prior to such Change of Control that Party or its Affiliates is performing any Competitive Program: (a) such Party (or its successor) shall provide the other Party with written notice of such Change of Control, within [ten (10)] Business Days following the earlier of the first public announcement of the execution of any agreement with respect to such transaction and the closing date of such transaction; and (b) such Party will

7897269 v13 100 not be in breach of the restrictions set forth in Section 4.1 due to such Change of Control with such a Third Party, and such Third Party (or such Affiliate) may continue to perform, or commence the performance of, the applicable Competitive Program, so long as such Party (or its successor) does one of the following: (a) as soon as is practicable following the Change of Control of such Party or initiation of such Competitive Program, establish and implement appropriate firewall procedures to segregate the Competitive Program (and the personnel conducting such activities) from the activities performed by or on behalf of such Party pursuant to this Agreement, including ensuring that personnel directly involved in working in such Competitive Program shall not have access to any Confidential Information of either Party with respect to activities under this Agreement, provided that such firewall procedures and obligation to segregate shall not extend to any accounts, financial or administrative personnel and that the directors of the applicable Third Party may receive general updates on progress and all financial information with respect to both the Competitive Program and the activities performed under this Agreement; or (b) divest, or cause its relevant Affiliates to divest, whether by sale, assignment, exclusive license or otherwise, its interest in such Competitive Program within [twelve (12)] months following such Change of Control. Where a Party implements firewalls pursuant to Section 16.3.1(a), such Party (or its successor) shall provide the other Party with a reasonably detailed written description of the applicable firewall procedures as soon as reasonably practicable following the consummation of such Party’s Change of Control and the other Party shall have the opportunity to comment on such firewall

7897269 v13 101 procedures, which comments such Party shall consider in good faith for incorporation into such procedures. For clarity, if the Party undergoing such Change of Control is Pharming, and such Change of Control of Pharming is by any Pharming Competitive Acquiror and such Pharming Competitive Acquiror has any Additional Competitive Program, the provisions of Section 16.4 shall also apply in respect of such Additional Competitive Program. 16.4 Pharming (or its successor) shall provide Orchard with written notice of any Change of Control of Pharming by any Pharming Competitive Acquiror that has any Additional Competitive Program(s) immediately prior to such Change of Control within [ten (10)] Business Days following the earlier of the first public announcement of the execution of any agreement with respect to such transaction and the closing date of such transaction (the “Pharming COC Notification Date”). In the event of a Pharming Change of Control, if the Pharming Competitive Acquiror has or initiates any Additional Competitive Program(s): (a) Pharming (or its successor) will do at least one of the following with respect to each such Additional Competitive Program: (i) as soon as is practicable following the Change of Control of Pharming or initiation of the Additional Competitive Program, establish and implement appropriate firewall procedures to segregate all activities (and the personnel conducting such activities) in such Additional Competitive Program from the activities performed by or on behalf of Pharming pursuant to this Agreement, including ensuring that personnel involved in working in such Competitive Program shall not have access to any Confidential Information of either Party with respect to activities under this Agreement; or

7897269 v13 102 (ii) divest, or cause its relevant Affiliates to divest, whether by sale, assignment, exclusive license or otherwise, its interest in such Additional Competitive Program within [twelve (12)] months following such Change of Control of Pharming. (b) Where Pharming implements firewalls pursuant to Section 16.4(a)(i), Pharming (or its successor) shall provide Orchard with a reasonably detailed written description of the applicable firewall procedures as soon as reasonably practicable following the consummation of such Pharming Change of Control and Orchard shall have the opportunity to comment on such firewall procedures, which comments Pharming shall consider in good faith for incorporation into such procedures. (c) Following the Pharming Change of Control, Orchard shall have the right to limit the information or reports otherwise required to be provided to Pharming or the JSC hereunder to only that which is essential to ensure Pharming’s compliance with its obligations hereunder and Orchard shall have the right to refrain from including in such information or reports commercially sensitive information of Orchard (as Orchard may determine in its sole discretion). For clarity, following any change of control (including any change in ownership) of either Party, such Party shall continue to perform its obligations under this Agreement in accordance with the terms of this Agreement. 16.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent to an Affiliate, provided that if the Person to which this

7897269 v13 103 Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor. In addition, either Party shall have the right to assign its rights and obligations under this Agreement to an acquiror of all or substantially all of its assets to which this Agreement relates. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 16.5. Any assignment not in accordance with this Section 16.5 shall be null and void. 16.6 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part. In such event, the Parties shall negotiate promptly to replace such invalid, unenforceable, or illegal part with a valid, enforceable, and legal provision which most closely effectuates the Parties’ original intent. 16.7 Governing Law. This Agreement or the performance, breach, or termination hereof shall be interpreted, governed by, and construed in accordance with the laws of [England and Wales], excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 11.1.1 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be. The parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. 16.8 Dispute Resolution.

7897269 v13 104 (a) Except for disputes resolved by the procedures set forth in Section 2.8.2, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 16.8. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [thirty (30)] days (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, if a Party wishes to pursue further resolution of such Dispute, such Dispute shall be resolved in accordance with Section 16.8(b); (b) Subject to Section 16.8(a), any Dispute shall be referred to and finally resolved by arbitration administered by the [London Court of International Arbitration] under the [Rules of Arbitration in force as of January 1, 2021] (the “[LCIA] Rules”) by a sole arbitrator who shall be appointed in accordance with the [LCIA] Rules. The legal seat of the arbitration shall be [London, England]. The arbitration shall be conducted in the English language. The award issued by the arbitrator shall be final and binding upon the Parties to the Dispute and shall not be subject to appeal. The parties to this Agreement agree that a judgment recognizing and enforcing the award may be entered in any court with jurisdiction, and irrevocably submit to the jurisdiction of any such court over the parties or their assets for purposes of recognizing and enforcing the award. The Parties hereby agree that the arbitration agreement set out in this Section 16.8(b) shall be governed by the laws of [England and Wales].

7897269 v13 105 16.9 Interim Relief. Notwithstanding anything herein to the contrary, nothing in Section 16.8 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section shall be specifically enforceable. 16.10 Notices. Any notice or other communication required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be deemed given only if (a) delivered by hand or (b) sent by internationally recognized overnight delivery service addressed to the Parties at their respective addresses specified below or to such other address as a Party may specify in accordance with this Section 16.10. Such notice shall be deemed to have been given as of the date delivered by hand or on the second (2nd) Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 16.10 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

7897269 v13 106 If to Pharming, to: Pharming Technologies B.V. Darwinweg 24, Leiden 2333 CR, The Netherlands Attn: Legal Department, With a copy to: Pharming Healthcare, Inc. 10 Independence Blvd, Warren, New Jersey 07059 Attn: Legal Department If to Orchard, to: Orchard Therapeutics (Europe) Limited 108 Cannon Street London EC4N 6EU Attention: Legal Department [legalnotices@orchard-tx.com] With a copy to: (i) Orchard Therapeutics (Europe) Limited 108 Cannon Street London EC4N 6EU Attention: Business Development Department and (ii) [business.development@orchard-tx.com] 16.11 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are

7897269 v13 107 superseded hereby (including that certain Confidential Disclosure Agreement between the Parties dated 21 January 2021; provided that all “Confidential Information” disclosed or received under such Confidential Disclosure Agreement shall be deemed “Confidential Information” under this Agreement and subject to the terms and conditions of this Agreement). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. 16.12 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. 16.13 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by the Party waiving such term or condition. The waiver by either Party of any right or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein. 16.14 No Benefit to Third Parties. Except as provided in ARTICLE 14, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons. 16.15 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and

7897269 v13 108 instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement. 16.16 Relationship of the Parties. Orchard and Pharming are independent contractors and the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for tax purposes. Neither Party shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and Cost of such Party. 16.17 Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures. {SIGNATURE PAGE FOLLOWS}

7897269 v13 THIS RESEARCH COLLABORATION AND LICENCE AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date. ORCHARD THERAPEUTICS (EUROPE) LIMITED By: Name: Title: PHARMING TECHNOLOGIES B.V. By: Name: Title:

Schedule 1.123

Pre-Clinical Plan

[Orchard's Activities		
Efficacy		
MS 1 (CD34+ HSC)	Determine serum levels of C1INH achievable by HSC-GT: expression in human haemopoietic compartment in NSG-SGM3 mice	• Exp 1.1 (initiated w/c 05APR2021 – End date +10 months for serial sampling/ stability) • Exp 1.2 – 1.3 (End date +10 months)
MS 2 (CD34+ & Lin-)	Evaluate & optimise non-myeloablative conditioning regimens in WT mice & CD34-engrafted NSG mice	• Exp 2.1-2.2 Generate CD34+ NSG reconst. mice (12 weeks) & track BM CD34 depletion • Exp 2.3-2.4 Track BM lineage- depletion in WT mice
MS 3 (Lin-HSC)	Demonstrate restoration of SPG-1 and prevention of vascular permeability phenotype by LV-SERPING1 gene therapy in SERPING1-/- mouse	• Exp 3.1-3.3 Generate LV-SPG-1 BmChimeric mice & evaluate vascular permeability • Exp 3.4-3.6 Generate LV-SPG-1 BmChimeric mice (Non-Myeloablative conditioning) & evaluate vascular permeability
MS 4 (CD34+)	Demonstrate reconstitution of SPG-1 & C1-INH production in HAE-donor (or mock-KO) CD34+HSC : expression in human haemopoietic compartment in NSG-SGM3 mice	• Expt 4.1-4.6 Generate CD34+ NSG reconst. mice (16 weeks) serum C1-Inhibitor detection
CMC process development and manufacturing		
Vector process development (including USP/DSP)		• For PhI/II, deploy existing process already in place for other Orchard programs (eg Libmeldy). Includes 1 engineering before GMP run. • *Further subsequent improvements to optimize vector manufacturing for pivotal/commercial phase TBD in Clinical Plan*
Drug product development		• For PhI/II, 4-6 months of development with optimisation of existing processes then TT to GMP at CDMO.

7897269 v13

7897269 v13 Drug product tech transfer to CDMO • Will involve TT plan, protocols, CDMO training, PD and engineering runs prior to GMP TT/PPQ (and comparability) runs. Analytical method development, qualification and validation • Will rely on existing platform methods apart from 1-2 transgene specific (ID and functional potency) to be developed by Orchard for vector and the DP, then TT and qualification for PhI/II subsequent validation Safety & biodistribution Pivotal in vivo biodistribution & toxicology study in NSG mice • Confirm safety of the final candidate product manufactured according to the process intended for the clinic • Biodistribution/tumorigenicity endpoints • Test item: Human CD34+HSPCs (from healthy donors) transduced with lentiviral vector (pre-GMP or GMP grade) • Animal Model: Immune-deficient mouse strain • Duration: 5 -6 months in-life phase Genotoxicity investigations • Insertional mutagenesis evaluation in in vitro and in vivo models • Test Item: cells pre-dose and on tissues at end of in- life phase of the pivotal pre-clinical POC/efficacy and tox/biodistribution studies • Animal Model: immune-deficient mouse strain (same mice as above) • Duration: 5 -6 months in-life phase Pharming’s Activities None identified at the Effective Date]

Pre-Clinical Budget

1. [Total HAE project development costs to IND

Total HAE project development costs to IND $m	2021	2022	2023	Total
Pre-clinical/disc FTE	0.6	1.5	1.2	3.3
Pre-clinical/disc external	1	0.5	1	2.5
CMC FTE	0.3	1.8	2.4	4.5
CMC external	0.3	5.9	0.5	6.8
Total	**2.2**	**9.7**	**5.1**	**17.1**

2. HAE product development discovery/pre-clinical costs

HAE product development discovery/pre-clinical costs	Total	2021	2022	2023
Discovery and pre-clinical external costs	**Costs ($m)**	**2021**	**2022**	**2023**
In vitro target validation & PoC	0.5	0.5	0.0	0.0
In vivo PoC in disease model	0.5	0.5	0.0	0.0
Human cells transduction opt	0.5	0.0	0.5	0.0
Pivotal tox & biodistribution study	1	0.0	0.0	1
Total	**$2.5**	**1**	**0.5**	**1**

FTEs	**Costs ($m)**	**2021**	**2022**	**2023**
Disc	1.2	0.3	0.6	0.3
Pre-clin	1.35	0.2	0.6	0.6
Reg/PM/PL	0.75	0.2	0.3	0.3
Total FTE cost	**3.3**	**0.6**	**1.5**	**1.2**
Costs ($m)		**1.6**	**2**	**2.2**

7897269 v13

3. HAE product development CMC costs

HAE product development CMC external costs	Costs ($m)	2021	2022	2023
Pre-IND costs				
Drug product process development:	**1.2**	**0**	**1.2**	**0**
Materials and consumables costs for internal cell PD &characterization	*0.45*	*0.0*	*0.45*	*0.0*
Healthy donor apheresis	*0.5*	*0.0*	*0.5*	*0.0*
Product specific method development	*0.25*	*0.0*	*0.25*	*0.0*
Vector process development and manufacture:	**4.3**	**0.3**	**3.5**	**0.5**
Transgene plasmid manufacture (GMP-S)	*0.75*	*0.2*	*0.5*	*0.0*
3 x Helper plasmid manufacture	*0.3*	*0.1*	*0.2*	*0.0*
Vector GMP manufacture (2 x batches)	*1*	*0.0*	*0.5*	*0.5*
Vector development consumables	*0.5*	*0.0*	*0.5*	*0.0*
Vector development and manufacture CDMO FTE time	*1.75*	*0.0*	*1.8*	*0.0*
Tech transfer (assuming only for DP) + GMP	**1.25**		**1.25**	
Total through to IND	**6.75**	**0.3**	**5.9**	**0.5**

HAE product development CMC Orchard FTE costs	Costs ($m)	2021	2022	2023
Pre-IND costs				
Vector development	*1.4*	*0.2*	*0.6*	*0.6*
Drug product development	*1.4*	*0.2*	*0.6*	*0.6*
Analytical development	*0.9*	*0.0*	*0.3*	*0.6*
Other tech ops (supply chain, QA, CMC program management, CMC lead etc.)	*0.9*	*0.0*	*0.3*	*0.6*
Total pre-IND OTL FTE costs	**4.5**	**0.3**	**1.8**	**2.4**

]

7897269 v13

7897269 v13 Schedule 1.127 Product Specific Patent Application No. Priority Date Filing Date Status Title [USSN 63/066,011 August 14, 2020 August 14, 2020 Pending COMPOSITIONS AND METHODS FOR TREATING OR PREVENTING HEREDITARY ANGIOEDEMA]

7897269 v13 Schedule 1.84 Orchard Background Patents The Product Specific Patent set out in Schedule 1.127, and all Patents claiming priority from or arising from such Product Specific Patent.

Schedule 12.4 Form of Press Releases Orchard Therapeutics and Pharming Group Announce Collaboration to Develop and Commercialize ex vivo HSC Gene Therapy for Hereditary Angioedema Highlights the broader potential of Orchard’s ex vivo autologous HSC gene therapy platform approach in new and larger indications Reinforces Pharming’s commitment to the HAE community and utilizes its relevant clinical expertise and global commercialization infrastructure Companies to host joint investor call at 8:00 a.m. EDT / 2:00 p.m. CEST BOSTON, LONDON and LEIDEN, The Netherlands, July 1, 2021 -- Orchard Therapeutics (Nasdaq: ORTX), a global gene therapy leader, and Pharming Group N.V. (Euronext Amsterdam: PHARM/Nasdaq: PHAR), a global, commercial stage biopharmaceutical company, today announced a strategic collaboration to research, develop, manufacture and commercialize OTL-105, a newly disclosed investigational ex vivo autologous hematopoietic stem cell (HSC) gene therapy for the treatment of hereditary angioedema (HAE), a life-threatening rare disorder that causes recurring swelling attacks in the face, throat, extremities and abdomen. OTL-105 is an investigational HSC gene therapy designed to increase C1 esterase inhibitor (C1-INH) in HAE patient serum to prevent hereditary angioedema attacks. OTL-105 inserts one or more functional copies of the SERPING1 gene into patients own HSCs ex vivo which are then transplanted back into the patient for potential durable C1-INH production. In preclinical studies, to date, OTL-105 demonstrated high levels of SERPING1 gene expression via lentiviral-mediated transduction in multiple cell lines and primary human CD34+ HSCs. Furthermore, the program achieved production of functional C1-INH protein, as measured by a clinically validated assay. Under the terms of the collaboration, Pharming has been granted worldwide rights to OTL-105 and will be responsible for clinical development, regulatory filings, and commercialization of the investigational gene therapy, including associated costs. Orchard will lead the completion of IND-enabling activities and oversee manufacturing of OTL-105 during pre-clinical and clinical development, which will be funded by Pharming. In addition, both companies will explore the application of non-toxic conditioning regimen for use with OTL- 105 administration. Orchard will receive an upfront payment of $17.5 million comprising $10 million in cash and a $7.5 million equity investment from Pharming at a premium to Orchard's recent share price. Orchard is also eligible to receive up to $189.5 million in development, regulatory and sales milestones as well as mid-single to low double-digit royalty payments on future worldwide sales.

“Given the combination of our expertise in HSC gene therapy with Pharming’s long-standing legacy and experience, we have the potential to reinvent the treatment paradigm for HAE by providing people living with this life-threatening disorder a sustained therapy with a single administration,” said Bobby Gaspar, M.D., Ph.D., chief executive officer of Orchard Therapeutics. “This collaboration demonstrates the promise of the HSC gene therapy platform and how it can be applied to new therapeutic areas with larger patient populations. We believe the HSC gene therapy pipeline we are building could continue to be a source of future partnerships in areas where the biology supports our approach.” “Pharming has been committed to the HAE community for more than two decades,” said Sijmen de Vries M.D., MBA, chief executive officer of Pharming. “We have partnered with Orchard Therapeutics, a leader in the development of autologous HSC gene therapy, to develop a potentially curative treatment for HAE. Based on Pharming’s experience in HAE, we believe that HSC gene therapy has the potential for the highest probability of success. This confidence is based on the durability of effect and safety observed in approved treatments from Orchard’s HSC gene therapy portfolio and positive clinical data in several other programs. This a significant first step in developing a potentially transformative one-time treatment for HAE.” “Great progress has been made in HAE treatment over the last 15 years. However, HAE remains a severe, debilitating disease with an ongoing burden of angioedema attacks or chronic medication use,” said Dr. Marc Riedl, professor of medicine and clinical director of the U.S. Hereditary Angioedema Association Center at the University of California, San Diego. This promising work toward treatment with the potential for durable long-term clinical benefit is encouraging and signifies an ongoing commitment to the HAE community. I look forward to these efforts to identify and carefully advance a potential cure for HAE.” The HAE market is expected to generate ~$2 billion in sales in 2021, currently growing at 8% per annum. This represents a significant commercial opportunity for Pharming Group and Orchard Therapeutics. Webcast Link: https://webcast.openbriefing.com/pharming-jul21/ Participant Dial-in Details: United Kingdom 0800 640 6441 United Kingdom (Local) 020 3936 2999 United States (Local) 1 646 664 1960 Netherlands 085 888 7233 All other locations +44 20 3936 2999 Access code: 470719 About HAE Hereditary angioedema (HAE) is a rare genetic disorder. The condition is caused by a deficiency of the C1 esterase inhibitor protein, which is normally present in blood and helps control inflammation (swelling) and parts of the immune system. Deficient C1 inhibitor does not adequately perform its regulatory function and, as a result, a biochemical imbalance can occur and produce unwanted peptides that induce the capillaries to release fluids into surrounding tissue, thereby causing swelling or edema.

HAE is characterized by spontaneous and recurrent episodes of swelling (edema attacks) of the skin in different parts of the body, as well as in the airways and internal organs. Edema of the skin usually affects the extremities, the face, and the genitals. Patients suffering from this kind of edema often withdraw from their social lives because of the disfiguration, discomfort and pain these symptoms may cause. Almost all HAE patients suffer from bouts of severe abdominal pain, nausea, vomiting and diarrhea caused by swelling of the intestinal wall. Edema of the throat, nose or tongue is particularly dangerous and potentially life-threatening as it can lead to obstruction of the airway passages. Although there is currently no known cure for HAE, it is possible to treat the symptoms associated with angioedema attacks. HAE affects about 1 in 10,000 to 1 in 50,000 people worldwide. Experts believe a lot of patients are still seeking the right diagnosis: although HAE is (in principle) easy to diagnose, it is frequently identified very late or not discovered at all. The reason HAE is often misdiagnosed is because the symptoms are similar to those of many other common conditions such as allergies or appendicitis. By the time it is diagnosed correctly, the patient has often been through a long ordeal. About Pharming Group N.V. Pharming Group N.V. is a global, commercial stage biopharmaceutical company developing innovative protein replacement therapies and precision medicines for the treatment of rare diseases and unmet medical needs. The flagship of our portfolio is our recombinant human C1 esterase inhibitor (rhC1INH) franchise. C1INH is a naturally occurring protein that down regulates the complement and contact cascades in order to control inflammation in affected tissues. Our lead product, RUCONEST®, is the first and only plasma-free rhC1INH protein replacement therapy. It is approved for the treatment of acute hereditary angioedema (HAE) attacks. We are commercializing RUCONEST® in the United States, the European Union and the United Kingdom through our own sales and marketing organization, and the rest of the world through our distribution network. In addition, we are investigating the clinical efficacy of rhC1INH in the treatment of further indications, including pre-eclampsia, acute kidney injury, and severe pneumonia as a result of COVID-19 infections. Furthermore, we are leveraging our transgenic manufacturing technology to develop next-generation protein replacement therapies, most notably for Pompe disease, which is currently in preclinical development. About Orchard Therapeutics Orchard Therapeutics is a global gene therapy leader dedicated to transforming the lives of people affected by severe diseases through the development of innovative, potentially curative gene therapies. Our ex vivo autologous gene therapy approach harnesses the power of genetically modified blood stem cells and seeks to correct the underlying cause of disease in a single administration. In 2018, Orchard acquired GSK’s rare disease gene therapy portfolio, which originated from a pioneering collaboration between GSK and the San Raffaele Telethon Institute for Gene Therapy in Milan, Italy. Orchard now has one of the deepest and most advanced gene therapy product candidate pipelines in the industry spanning multiple therapeutic areas where the disease burden on children, families and caregivers is immense and current treatment options are limited or do not exist.

Orchard has its global headquarters in London and U.S. headquarters in Boston. For more information, please visit www.orchard-tx.com, and follow us on Twitter and LinkedIn. Availability of Other Information About Orchard Therapeutics Investors and others should note that Orchard communicates with its investors and the public using the company website (www.orchard-tx.com), the investor relations website (ir.orchard-tx.com), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Orchard posts on these channels and websites could be deemed to be material information. As a result, Orchard encourages investors, the media, and others interested in Orchard to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Orchard’s investor relations website and may include additional social media channels. The contents of Orchard’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933. Orchard Therapeutics Forward-looking Statements This press release contains certain forward-looking statements about Orchard’s strategy, future plans and prospects, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include express or implied statements relating to, among other things, Orchard’s business strategy and goals, the therapeutic potential of Orchard’s product candidates, including the product candidate or candidates referred to in this release, and the possibility of future milestone or royalty payments. These statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, many of which are beyond Orchard’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, these risks and uncertainties include, without limitation: the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical studies or clinical trials will not be replicated or will not continue in ongoing or future studies or trials involving Orchard’s product candidates, will be insufficient to support regulatory submissions or marketing approval in the US or EU, as applicable, or that long-term adverse safety findings may be discovered; the risk that any one or more of Orchard’s product candidates, including the product candidates referred to in this release, will not be approved, successfully developed or commercialized; the risk of cessation or delay of any of Orchard’s ongoing or planned clinical trials; the risk that Orchard may not successfully recruit or enroll a sufficient number of patients for its clinical trials; the delay of any of Orchard’s regulatory submissions; the failure to obtain marketing approval from the applicable regulatory authorities for any of Orchard’s product candidates or the receipt of restricted marketing approvals; the inability or risk of delays in Orchard’s ability to commercialize its product candidates, if approved, or Libmeldy in the EU; the risk that the market opportunity for Libmeldy, or any of Orchard’s product candidates, may be lower than estimated; the risk that certain milestones may never be achieved or royalty payments may never be earned and paid; and the severity of the impact of the COVID-19 pandemic on Orchard’s business, including on clinical development, its supply chain and commercial programs. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements.

Other risks and uncertainties faced by Orchard include those identified under the heading "Risk Factors" in Orchard’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the U.S. Securities and Exchange Commission (SEC), as well as subsequent filings and reports filed with the SEC. The forward-looking statements contained in this press release reflect Orchard’s views as of the date hereof, and Orchard does not assume and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. Pharming Group N.V. Forward-looking Statements This press release contains forward-looking statements, including with respect to timing and progress of Pharming’s preclinical studies and clinical trials of its product candidates, Pharming’s clinical and commercial prospects, Pharming’s ability to overcome the challenges posed by the COVID-19 pandemic to the conduct of its business, and Pharming’s expectations regarding its projected working capital requirements and cash resources, which statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to the scope, progress and expansion of Pharming’s clinical trials and ramifications for the cost thereof; and clinical, scientific, regulatory and technical developments. In light of these risks and uncertainties, and other risks and uncertainties that are described in Pharming’s 2020 Annual Report and the Annual Report on Form 20-F for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission, the events and circumstances discussed in such forward- looking statements may not occur, and Pharming’s actual results could differ materially and adversely from those anticipated or implied thereby. Any forward-looking statements speak only as of the date of this press release and are based on information available to Pharming as of the date of this release. Inside Information This press release relates to the disclosure of information that qualifies, or may have qualified, as inside information within the meaning of Article 7(1) of the EU Market Abuse Regulation. Orchard Therapeutics Contacts Investors Renee Leck Director, Investor Relations +1 862-242-0764 Renee.Leck@orchard-tx.com Media Benjamin Navon Director, Corporate Communications +1 857-248-9454 Benjamin.Navon@orchard-tx.com

Pharming Group N.V. Contacts Company Pharming Group, Leiden, The Netherlands Sijmen de Vries, CEO +31 71 524 7400 Investors Susanne Embleton Investor Relations Manager +31 71 524 7400 investor@pharming.com Media FTI Consulting, London, UK Victoria Foster Mitchell/Alex Shaw +44 203 727 1000 LifeSpring Life Sciences Communication, Amsterdam, The Netherlands Leon Melens +31 6 53 81 64 27 pharming@lifespring.nl